UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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JOHNSON CONTROLS, INC.

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Johnson Controls, Inc.
5757 North Green Bay Ave.
Post Office Box 591
Milwaukee, Wisconsin 53201-0591

Notice of 2010
Annual Meeting
and Proxy Statement

Date of Notice: December 4, 2009

NOTICE OF THE 2010
ANNUAL MEETING OF SHAREHOLDERS

Johnson Controls, Inc. will hold the Annual Meeting of Shareholders on Wednesday, January 27, 2010, at 1:00 P.M. CST at Johnson Controls, Inc.’s world headquarters, located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin. The purposes of the Annual Meeting are as follows:

1.	To elect four directors, with the following as the Board’s nominees:
David P. Abney
Robert L. Barnett
Eugenio Clariond Reyes-Retana
Jeffrey A. Joerres

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

3.	To consider a shareholder proposal to adopt a majority vote standard.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

If you were a shareholder of record at the close of business on November 19, 2009, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact:

Johnson Controls, Inc.
Shareholder Services X-76
5757 North Green Bay Ave.
Post Office Box 591
Milwaukee, WI 53201-0591
(414) 524-2363
(800) 524-6220

By Order of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 27, 2010.

Our proxy statement and our 2009 annual report to shareholders on Form 10-K are available at http://www.johnsoncontrols.com/proxy.

Johnson Controls, Inc.
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI
53201-0591

December 4, 2009

Dear Shareholder:

The Johnson Controls Annual Shareholders’ Meeting will convene on Wednesday, January 27, 2010, at 1:00 P.M. CST at Johnson Controls, Inc.’s world headquarters, located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin. We are mailing our proxy statement, which details the business we will conduct at the Annual Shareholders’ Meeting, to shareholders on or about December 4, 2009, together with the Company’s Annual Report on Form 10-K for fiscal year 2009. Shareholders are not to regard the Annual Report on Form 10-K, which contains our audited financial statements, or the enclosed Chairman’s letter, as proxy solicitation materials. If you have elected not to receive printed proxy materials, you may access them at http://www.johnsoncontrols.com/proxy.

We are pleased to once again offer multiple options for voting your shares. As detailed in the “Questions and Answers” section of this proxy statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most cost-effective method.

Thank you for your continued support of Johnson Controls.

Sincerely,

JOHNSON CONTROLS, INC.

Stephen A. Roell
Chairman and Chief Executive Officer

*	Agenda items for the Annual Meeting

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	You are voting on THREE proposals:

1.	Election of four directors for a term of three years, with the following as the Board’s nominees:
           David P. Abney
           Robert L. Barnett
           Eugenio Clariond Reyes-Retana
           Jeffrey A. Joerres

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.
3.	Consideration of a shareholder proposal to adopt a majority vote standard.

Q:	What are the voting recommendations of the Board?

A:	The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the director nominees;
•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010; and
•	AGAINST the shareholder proposal to adopt a majority vote standard.

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a person whom they believe will carry out our present policies.

Q:	Who can vote?

A:	If you hold shares of our Common Stock, CUSIP No. 478366107, as of the close of business on November 19, 2009, then you are entitled to one vote per share at the Annual Meeting. There is no cumulative voting.

Q:	How do I vote?

A:	There are four ways to vote:

•	by Internet at http://www.eproxy.com/jci/ We encourage you to vote this way as it is the most cost-effective method;
•	by toll-free telephone at 1-800-560-1965;
•	by completing and mailing your proxy card; or
•	by written ballot at the Annual Meeting.

Q:	Why is it important for me to vote?

A:	The Securities and Exchange Commission (SEC) recently amended a rule to re-categorize director elections as “non-routine” matters. This rule change prohibits your broker from voting your shares in director elections without your direction. If you own shares in “street name” and do not direct your broker how to vote your shares on Proposal One, the result is a “broker non-vote.” The shares you hold will be counted toward the quorum requirement, but they will not affect the determination of whether the election of directors is approved.

Q:	What is the effect of not voting?

A:	It will depend on how your share ownership is registered.

•	If you own shares in “street name” through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares at its discretion depending on the proposals before the meeting. Your broker may vote your shares at its discretion and your shares will count toward the quorum requirement on “routine matters.” Your broker may not, however, vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares are counted toward the quorum requirement, but they do not affect the determination of whether a non-routine matter is approved or rejected. We believe that Proposal Two is a routine matters on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. Since we believe that Proposals One and Three are non-routine matters, broker non-voted shares will not affect the determination of whether they are approved or rejected.
•	If shares you own are registered in your name and you do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. In the case of a non-routine proposal, if a quorum is obtained your unvoted shares will not affect whether the proposal is approved or rejected. We believe that Proposals One and Three are non-routine matters.
•	If you own shares through a Johnson Controls retirement or employee savings and investment plan [401(k)], and you do not direct the trustee of the 401(k) plan to vote your shares, or if the trustee does not receive your proxy card by January 19, 2010, then the trustee will vote the shares credited to your account in the same proportion as the voting of shares for which the trustee receives direction from other participants.
•	If you sign and return a proxy card for your shares but you do not indicate a voting direction, then the shares you hold will be voted FOR each of the nominees listed in Proposal One, FOR Proposal Two, AGAINST Proposal Three, and in the discretion of the persons named as proxies, upon such other matters that may properly come before the meeting or any adjournments thereof.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or phone;
•	returning a later-dated proxy card;
•	notifying Jerome D. Okarma, Vice President, Secretary and General Counsel, by written revocation letter addressed to the Milwaukee address listed on the front page; or
•	completing a written ballot at the Annual Meeting.

Q:	What vote is required to approve each proposal?

A:	Provided a quorum is present at the Annual Meeting, shareholders will elect the four director nominees receiving the greatest number of votes. Also provided a quorum is present, the votes shareholders cast “for” must exceed the votes shareholders cast “against” to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010. An affirmative vote of the majority of votes cast by the shareholders is required to approve the shareholder proposal.

Q:	Is my vote confidential?

A:	Yes. Only the election inspectors and certain individuals, independent of our company, who help with the processing and counting of the vote have access to your vote. Our directors and employees may see your vote only if we need to defend ourselves against a claim or in the event of a proxy solicitation by someone other than our company.

Q:	Who will count the vote?

A:	Wells Fargo Bank, N.A. will count the vote. Its representatives will serve as the inspectors of the election.

Q:	What shares are covered by my proxy card?

A:	The shares covered by your proxy card represent the shares of our Common Stock that you own that are registered with our company and our transfer agent, Wells Fargo Bank, N.A., including those shares you own through our dividend reinvestment plan and employee stock purchase plan. Additionally, shares that our employees and retirees own that are credited to our employee retirement and savings and investment plans [401(k)] are also covered by your proxy card. The trustee of these plans will vote these shares as directed.

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are held in more than one account. You should vote the shares on all of your proxy cards using one of the four ways to vote. To provide better shareholder services, we encourage you to have all of your non-broker account shares registered in the same name and address. You may do this by contacting our transfer agent, Wells Fargo Bank, N.A., toll-free at 1-877-602-7397.

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on November 19, 2009 can attend the meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-arrival basis.

Q:	What do I need to do to attend the Annual Meeting?

A:	To attend the Annual Meeting, please follow these instructions:

•	If shares you own are registered in your name or if you own shares through a Johnson Controls retirement or employee savings and investment plan, bring your proof of ownership of our Common Stock and a form of identification; or
•	If a broker or other nominee holds your shares, bring proof of your ownership of our Common Stock through such broker or nominee and a form of identification.

Q:	Will there be a management presentation at the Annual Meeting?

A:	Management will give a brief presentation at the Annual Meeting.

Q:	Can I bring a guest?

A:	While bringing a guest is not prohibited, please be aware that seating is limited at the Annual Meeting.

Q:	What is the quorum requirement of the Annual Meeting?

A:	A majority of the shares outstanding on November 19, 2009 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast “FOR” or “AGAINST” any of the proposals. On the record date, 671,314,860 shares of our Common Stock were outstanding and entitled to vote at the annual meeting.

Q:	How much did this proxy solicitation cost?

A:	We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson Inc. will help us solicit proxies from all brokers and nominees at a cost to our company of $10,000 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

Q:	How do I recommend or nominate someone to be considered as a director for the 2011 Annual Meeting?

A:	You may recommend any person as a candidate for director by writing to Jerome D. Okarma, our Vice President, Secretary and General Counsel. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board of Directors by evaluating the candidate using the criteria contained under the “Director Qualifications” section of the Company’s Corporate Governance Guidelines, which is discussed in the “Proposal One: Election of Directors — Nominating Committee Disclosure” section.

If shares you own are registered in your name and you are entitled to vote at the Annual Meeting, then you may nominate any person for director by writing to Mr. Okarma. Your letter must include all of the information required by our By-Laws including, but not limited to, your intention to nominate a person as a director, the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to be named in our proxy statement as a nominee and to serve as a director. Under our current By-laws, to nominate a person as a director for the 2011 Annual Meeting, a shareholder must send written notice not less than 90 days and not more than 120 days prior to the first anniversary of the 2010 Annual Meeting. Therefore, because the 2010 Annual Meeting will take place on January 27, 2010, we must receive notice of shareholder intent to nominate a person as a director no sooner than September 29, 2010 and no later than October 29, 2010. A copy of the Corporate Governance Guidelines is provided at our website at http://www.johnsoncontrols.com/governance, or you may request a copy of these materials by contacting Shareholder Services at the address or phone number provided in the Questions and Answers section of this proxy statement and these materials will be mailed to you at no cost.

Q:	When are shareholder proposals due for the 2011 Annual Meeting?

A:	Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive shareholder proposals by August 6, 2010 to consider them for inclusion in our proxy materials for the 2011 Annual Meeting.

Q:	What are the requirements for proposing business other than by a shareholder proposal at the 2011 Annual Meeting?

A:	A shareholder who intends to propose business at the 2011 Annual Meeting, other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give us written notice of the intent to propose business before the Annual Meeting within the 30-day timeframe described above relating to nominating a person as a director. Therefore, based upon the Annual Meeting date of January 27, 2010, Mr. Okarma, the Company’s Secretary, must receive notice of shareholder intent to propose business before the 2011 Annual Meeting, submitted other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, no sooner than September 29, 2010, and no later than October 29, 2010.

If the notice is received after October 29, 2010, then the notice will be considered untimely and we are not required to present the shareholder information at the 2011 Annual Meeting. If the Board of Directors chooses to present any information submitted after October 29, 2010, other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, at the 2011 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2011 Annual Meeting may exercise discretionary voting power with respect to such information.

Q:	Where can I find Corporate Governance materials for Johnson Controls?

A:	We have provided our Corporate Governance Guidelines, Ethics Policy, Disclosure Policy, Insider Trading Policy, and the Charters for the Audit, Compensation, Corporate Governance, Executive, Finance, and Qualified Legal Compliance Committees of our Board of Directors, as well as our Disclosure Committee, on our website at http://www.johnsoncontrols.com/governance. Our Securities and Exchange Commission, or SEC, filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at http://www.johnsoncontrols.com/investors.

The Ethics Policy is applicable to the members of the Board of Directors and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board of Directors approves will be disclosed on our website. We are not including the information contained on our website as part of or incorporating it by reference into this Proxy Statement.

Q:	How can I obtain Corporate Governance materials for Johnson Controls if I do not have access to the Internet?

A:	You may receive a copy of our Corporate Governance materials free of charge by:

•	contacting Shareholder Services at 1-800-524-6220; or
•	writing to:
Johnson Controls, Inc.
Attn: Shareholder Services X-76
5757 North Green Bay Ave.
Post Office Box 591
Milwaukee, WI 53201-0591

Q:	What is the process for reporting possible violations of Johnson Controls policies?

A:	Employees may anonymously report a possible violation of our policies by calling 866-444-1313 in the U.S. and Canada, or 678-250-7578 if located elsewhere. Reports of possible violations of the Ethics Policy may also be made to Jerome D. Okarma, our Vice President, Secretary and General Counsel, at Jerome.D.Okarma@jci.com or to the attention of Mr. Okarma at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591. Reports of possible violations of financial or accounting policies may be made to the Chairman of the Audit Committee, Robert A. Cornog, at Robert.A.Cornog@jci.com or to the attention of Mr. Cornog at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591. Reports of possible violations of the Ethics Policy that the complainant wishes to go directly to the Board may be addressed to the Chairman of the Corporate Governance Committee, Robert L. Barnett, at Robert.L.Barnett@jci.com or to the attention of Mr. Barnett at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591.

Q:	How do I obtain more information about Johnson Controls, Inc.?

A:	To obtain additional information about our company, you may contact Shareholder Services by:

•	calling 1-800-524-6220;
•	visiting the website at http://www.johnsoncontrols.com; or
•	writing to:
Johnson Controls, Inc.
Attn: Shareholder Services X-76
5757 North Green Bay Ave.
Post Office Box 591
Milwaukee, WI 53201-0591

Q:	Is the proxy statement available online?

A:	Yes, we have provided the proxy statement on our website at http://www.johnsoncontrols.com/proxy.

Q:	If more than one shareholder lives in my household, how can I obtain an extra copy of this proxy statement?

A:	Pursuant to the rules of the SEC, services that deliver our communications to shareholders who hold their stock through a broker or other nominee may deliver to multiple shareholders sharing the same address a single copy of our proxy statement unless we have received prior instructions to the contrary. Upon written or oral request, we will mail a separate copy of the proxy statement and annual report to any shareholder at a shared address to which a single copy of each document was delivered. Conversely, upon written or oral request, we will cease delivering separate copies of the proxy statement and annual report to any shareholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost. You can also access the proxy statement and annual report online at www.johnsoncontrols.com/proxy.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy card or voting via telephone or the Internet will help to reduce the cost of this solicitation.

PROPOSAL ONE: ELECTION OF DIRECTORS

Election of David P. Abney:	Pursuant to our By-Laws and Corporate Governance Guidelines, the Board of Directors elected David P. Abney as a director on September 16, 2009. Mr. Abney was nominated for director by the Corporate Governance Committee and evaluated pursuant to the process described in the “Nominating Committee Disclosure” section of this proxy. Mr. Abney was identified by an independent search firm for consideration as a director of the Company. The Board determined that Mr. Abney was qualified to serve as a director based upon the standards outlined in the “Director Qualifications” section of the Corporate Governance Guidelines as discussed below in the “Nominating Committee Disclosure” section. The Board also determined that Mr. Abney is independent based on the New York Stock Exchange listing standards and our Corporate Governance Guidelines.

Board Structure:	As a result of the addition of Mr. Abney, the size of our Board of Directors has increased from ten to eleven, effective September 16, 2009. This action did not require a By-laws amendment because our current By-laws provide for a range of no less than ten nor more than thirteen members. Directors are divided into three classes. At each Annual Meeting, the term of one class expires. Directors in each class serve three-year terms, or until the director’s earlier retirement pursuant to the Board of Directors Retirement Policy, or until his or her successor is duly qualified and elected. Mr. Abney is a nominee standing for election at the 2010 Annual Meeting.

Shareholder and Other Interested Party Communication with the Board:	We encourage shareholder and other interested party communication with directors. General communication with any member of the board may be sent to his or her attention at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591. You may send communications regarding financial or accounting policies to the Chairman of the Audit Committee, Robert A. Cornog, at Robert.A.Cornog@jci.com or to the attention of Mr. Cornog at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin, 53201-0591. You may send other communications to the Chairman of the Corporate Governance Committee, Robert L. Barnett, at Robert.L.Barnett@jci.com or to the attention of Mr. Barnett at the address noted above. We screen these communications for security purposes.

Director Attendance at the Annual Meeting:	We have a long-standing policy of director attendance at the Annual Meeting. Eight of ten, or 80%, of the directors attended the 2009 Annual Meeting of Shareholders.

Nominating Committee Disclosure:	The Corporate Governance Committee serves the nominating committee role. We describe the material terms of this role in the committee’s Charter, a description of which appears under the “Board Committees” section of this proxy statement. The committee’s Charter, the Corporate Governance Guidelines, and the committee’s procedures are published at http://www.johnsoncontrols.com/governance. The “Committee Independence” section of the Corporate Governance Guidelines requires that all members of the committee be independent, as defined by the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The committee has a process under which it identifies and evaluates all director candidates, regardless of whether nominated as required by the By-laws or recommended. To identify director candidates, the committee maintains a file of recommended potential director nominees (including those recommended by shareholders), solicits candidates from current directors, evaluates recommendations and nominations by shareholders, and has retained for a fee recruiting professionals to identify and evaluate candidates. The committee uses the following criteria, among others, to evaluate any candidate’s capabilities to serve as a member of the Board: skill sets, professional experience, independence, other time demands (including service on other boards), diversity, technical capabilities, and international and industry experience. Further, the committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries, such as automotive and electronics, and in functional areas, such as finance, manufacturing, technology, and investing. The Chairman of the Board and the Chairperson of the committee will also lead an evaluation of each candidate who may stand for reelection based upon the preceding criteria before recommending such director for reelection. The committee will evaluate all director candidates in a similar manner regardless of how each director was identified, recommended, or nominated. One candidate for director was nominated by a third party during the year.

BOARD NOMINEES

At the Annual Meeting, four directors will be elected for terms expiring in 2013. The Corporate Governance Committee has recommended, and the Board of Directors has selected, the following nominees for election: David P. Abney, Robert L. Barnett, Eugenio Clariond Reyes-Retana, and Jeffrey A. Joerres, all of whom are current directors of our company. Each person whom shareholders elect as a director will serve until the Annual Meeting of Shareholders in 2013, or until his successor has been duly qualified and elected. Brief biographies of the director nominees and of continuing directors as of September 30, 2009 follow.

The Board recommends that you vote FOR the election of
David P. Abney, Robert L. Barnett, Eugenio Clariond Reyes-Retana, and Jeffrey A. Joerres.

David P. Abney
Director since 2009
Age 54
Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., Atlanta, Georgia (package delivery, supply chain and freight services provider), since 2007. Mr. Abney served as President of UPS Airlines from 2007 to 2008, and he served as Senior Vice President and President of UPS International from 2003 to 2007.

Robert L. Barnett
Director since 1986
Age 69
Retired Executive Vice President, Motorola, Inc., Schaumburg, Illinois (manufacturer of electronics products). Mr. Barnett served as Executive Vice President of Motorola from 2003 to 2005. Prior to that, he served as President and Chief Executive Officer, Commercial, Government and Industrial Solutions Sector, Motorola, Inc., from 1998 to 2002. Mr. Barnett is a director of Central Vermont Public Service, USG Corp, and EF Johnson Technologies. Mr. Barnett is Chairman of the Compensation Committee of Central Vermont Public Service and is Chairman of the Audit Committee of USG Corp. Mr. Barnett is a member of the Audit and Compensation Committees of EF Johnson Technologies, Inc.

Eugenio Clariond Reyes-Retana
Director since 2005
Age 66
Retired Chairman and Chief Executive Officer, Grupo IMSA S.A., Nuevo Leon, Mexico (industrial conglomerate specializing in steel, aluminum and plastic products). He served as Chief Executive Officer from 1985 through 2006 and as Chairman from 2003 through 2006. Mr. Clariond serves as a director of Navistar International Corp., The Mexico Fund, Inc., Texas Industries, Inc., and Mexichem, S.A. Mr. Clariond serves on the Audit Committees of Mexichem, S.A. and The Mexico Fund, Inc. and is a member of the Compensation Committees of Texas Industries, Inc. and Mexichem, S.A.

Jeffrey A. Joerres
Director since 2001
Age 50
Chairman, Chief Executive Officer and President of Manpower Inc., Milwaukee, Wisconsin (provider of employment services). Mr. Joerres served as Senior Vice President of European Operations from 1998 to 1999 and as Senior Vice President of Major Account Development from 1995 to 1998. Mr. Joerres is a director of Artisan Funds. Mr. Joerres serves on the Audit Committee of Artisan Funds.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF ITS NOMINEES.

CONTINUING DIRECTORS

Terms Expire at the 2011 Annual Meeting:

Natalie A. Black
Director since 1998
Age 59
Senior Vice President, General Counsel and Corporate Secretary, Kohler Co., Kohler, Wisconsin, since 2001 (manufacturer and marketer of plumbing products, power systems and furniture). Ms. Black served as a Group President for Kohler Co. from 1998 to 2001.

Robert A. Cornog
Director since 1992
Age 69
Retired Chairman of the Board of Directors, Chief Executive Officer and President, Snap-on Inc., Kenosha, Wisconsin (tool manufacturer). Mr. Cornog served as Chief Executive Officer and President from 1991 to 2001 and as Chairman from 1991 to 2002. Mr. Cornog is a director of Wisconsin Energy Corp. (“We Energies”). Mr. Cornog serves on the Audit Committee of We Energies.

William H. Lacy
Director since 1997
Age 64
Retired Chairman and Chief Executive Officer, MGIC Investment Corp., Milwaukee, Wisconsin. Mr. Lacy retired in 1999 after a 28-year career at MGIC Investment Corp. and its principal subsidiary, Mortgage Guaranty Insurance Corp. (MGIC), the nation’s leading private mortgage insurer. Mr. Lacy is a Director of Ocwen Financial Corp. He serves on the Corporate Governance Committee and is the Chairman of the Compensation Committee of Ocwen Financial Corp.

Stephen A. Roell
Director since 2004
Age 59
Chief Executive Officer, President and Chairman of the Board of Directors, Johnson Controls, Inc. Mr. Roell was elected President in 2009 and served as Vice Chairman from 2005 through 2007 and as Executive Vice President from 2004 to 2007. Previously, Mr. Roell served as Chief Financial Officer of Johnson Controls, Inc. from 1991 to 2005, as Senior Vice President from 1998 to 2004, and as Vice President from 1991 to 1998. Mr. Roell joined the company in 1982.

Terms Expire at the 2012 Annual Meeting:

Dennis W. Archer
Director since 2002
Age 67
Chairman, Dickinson Wright PLLC, Detroit, Michigan since 2002 (law firm). Mr. Archer served as Chairman of the Board of Directors of the Detroit Regional Chamber from 2006 to 2007 and served as President of the American Bar Association from 2003 to 2004. Mr. Archer served as Mayor of Detroit from 1994 to 2001. Mr. Archer is a director of Compuware Corp. and Masco Corp. Mr. Archer serves on the Audit Committee of Masco Corp. and on the Compensation Committee of Compuware Corp.

Richard Goodman
Director since 2008
Age 61
Chief Financial Officer, PepsiCo, Inc., Purchase, New York since 2006 (food and beverage producer). Prior to 2006, Mr. Goodman served in a variety of senior financial positions at PepsiCo, including CFO of PepsiCo International, CFO of PepsiCo Beverages International, and General Auditor. Mr. Goodman joined PepsiCo in 1992.

Southwood J. Morcott Director since 1993 Age 71 Retired Chairman of the Board, President, and Chief Executive Officer, Dana Corp., Toledo, Ohio (vehicular and industrial systems manufacturer).

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

PricewaterhouseCoopers LLP has audited our financial statements for many years. The Audit Committee appointed them as the Company’s independent registered public accounting firm for fiscal year 2010.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If the appointment is not ratified, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
FISCAL YEAR 2010.

PROPOSAL THREE:
SHAREHOLDER PROPOSAL TO ADOPT A MAJORITY VOTE STANDARD

Laborers National Pension Fund, 14140 Midway Road, Suite 105, Dallas, Texas 75244, has informed us that it intends to present the proposal set forth below at our Annual Meeting. Laborers National Pension Fund states that it is the beneficial owner of 16,943 shares of our Common Stock.

RESOLVED:  That the shareholders of Johnson Controls (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained or contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:  In order to provide the shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes case in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

Our Board and Corporate Governance Committee are mindful of the ongoing corporate governance developments and debate concerning majority voting in the election of directors. After reviewing and considering carefully this proposal, our Board and Corporate Governance Committee determined that the proposal is not in the best interests of our shareholders and recommend a vote “AGAINST” the proposal for the following reasons:

The Shareholder Proposal is Not Timely

This is not the right time to take the action that the shareholder proposal requests in light of the on-going discussions and debate in this area. Currently, there is proposed legislation in both the U.S. House of Representatives and the U.S. Senate relating to majority voting standards, and that legislation is under debate and evaluation by the legal community, shareholder advocates, corporate governance experts and other groups. These groups are considering the advantages, disadvantages, consequences and potential terms of majority voting. We believe that it is in the best interest of our company to wait until there is greater clarity regarding the results of this ongoing debate before we adopt any change to our current plurality standard. We do not believe it is appropriate to devote resources to crafting majority voting provisions and going through the cumbersome and costly process of asking shareholders to consider the provisions when legislation could easily require us to revisit those provisions.

Our Current System Elects Highly Qualified Directors

Given our company’s strong corporate governance practices, we believe this proposal is unnecessary. Our Board and Corporate Governance Committee have in place a robust nomination and evaluation process, which identifies and proposes qualified independent director nominees to serve the best interests of the company and our shareholders. Our Corporate Governance Committee, which is composed solely of independent directors, evaluates and recommends director nominees for election, based on factors such as skill sets, professional experience, independence, other time demands (including service on other boards), diversity, technical capabilities, international and industry experience and the results of the annual evaluations that our Board conducts. Our Corporate Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries, such as automotive and electronics, and in functional areas, such as finance, manufacturing and technology. This process has resulted in a Board that is comprised of highly qualified directors from diverse backgrounds, a majority of whom are independent as defined under NYSE regulations. Moreover, each director nominee has received a significant majority of the shares voted in elections during the past 10 years.

For all of these reasons, no change in the director election standard is necessary to improve our company’s performance or corporate governance practices, and any such change is not likely to enhance the quality of the directors elected in the future.

Implementation of the Shareholder Proposal Is Unlikely to Give Our Shareholders a More Meaningful Role in the Composition of the Board and May Result in Uncertainty

Our company’s directors are currently elected by a plurality voting standard, which is the historical and commonly employed standard under Wisconsin corporate law. Implementation of a majority voting standard is unlikely to give our shareholders a more meaningful role or a greater voice in the composition of our Board. Implementation of a majority voting standard also raises complications under Wisconsin law and good corporate governance practices.

Under majority voting, a nominee for director may fail to receive a majority of the votes cast. Pursuant to Wisconsin law, a director whose term expires continues as a “holdover director” until his or her successor is elected and qualified. Therefore, if an unsuccessful candidate in a failed election was an incumbent director, then he or she could continue as a director until a successor is elected at the next annual meeting of shareholders. If an unsuccessful candidate is not an incumbent, then the director position would become vacant and could be filled by the remaining directors acting alone. Neither of these situations achieves the goal of providing shareholders with a greater voice in director elections.

A majority voting standard may result in uncertainty in the composition of the Board. If our Board is left with vacancies for an indefinite period of time, it may be difficult for our Board to staff key committees of the Board and to otherwise meet its obligation to oversee the business and affairs of the company. It may also adversely affect our company’s ability to comply with applicable NYSE or SEC requirements regarding the number of independent directors and financial experts. Additionally, a majority voting standard could result in the loss of directors who have substantial prior experience with and knowledge about the company, its operations, strategies, and management team. The depth and breadth of our directors’ knowledge of our company and its operations are key to our Board’s efficient operation and its ability to deliver value to our shareholders.

Our Board is mindful of its duties to act in the interest of the company and its shareholders generally. While our Board governs the company to assure that the long-term interests of the shareholders are being served, implementation of the shareholder proposal could provide “special interest” shareholder groups that are indifferent to the long-term interests of the company and our shareholders with the power to promote “vote no”’ campaigns against the election of one or more of our Board’s director nominees to advance their own special interests. In addition, such campaigns would force the company to employ costly solicitation strategies to obtain the required votes. This is not a prudent or effective use of our company’s resources.

Summary

We believe that our company and our shareholders are best served by the current system of plurality voting in director elections. The current process by which our Corporate Governance Committee identifies and recommends director nominees to our Board protects the interests of our company and our shareholders over the long term. The shareholder proposal would not improve our Board’s corporate governance practices or the selection process for directors. The shareholder proposal could result in failed elections, holdover directors, uncertainty in the composition of our Board, a lack of director continuity, and a concentration of voting power in the hands of shareholders who do not have the long-term interests of our company in mind. Further, given the pending legislative developments pertaining to majority voting, this shareholder proposal is not timely. Accordingly, our Board believes the proposal is not in the best interest of our company or our shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement relating to the 2010 Annual Meeting of Shareholders.

Southwood J. Morcott, Chairman
Dennis W. Archer
Eugenio Clariond Reyes-Retana
Jeffrey A. Joerres
William H. Lacy
Members, Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION

As we discuss on page 22, the Compensation Committee (the “Committee”) of our Board of Directors (the “Board”) has the sole authority, delegated by our Board, to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs) for our executive officers including the officers we name in the Summary Compensation Table (“named executive officers”). The Committee works with the executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development, and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. The Committee reports its actions and decisions to our Board.

We are an international company with operations in more than 60 countries throughout the world, and we generate over 50% of our net sales outside of the United States. We have a long history of strong financial results, and we believe our practice of linking compensation with business performance has contributed significantly to our track record. We design and administer our executive compensation philosophy and programs to support our commitment to sound corporate governance. Fiscal year 2009 proved to be a year of unprecedented market decline. However, our executive compensation philosophy and programs linking pay to performance remained consistent. For fiscal year 2009, this resulted in a significant decrease in total direct compensation for executive officers reflecting the effects of the extremely difficult global economic conditions experienced over the past year on our financial performance.

What are the objectives of our executive compensation programs?

Pay for performance is an essential element of our executive compensation philosophy. The main objectives of our executive compensation programs are to:

•	Attract, motivate, and retain a highly qualified and effective global management team to deliver superior performance that builds shareholder value over the long term.

•	Recognize performance achievements at the company and business unit level.

•	Recognize an executive’s leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements.

•	Reward the achievement of strategic, financial and leadership objectives that are closely aligned with the interests of our shareholders. We develop our compensation plans to motivate our executives to improve our overall corporate performance and profitability of the specific business unit for which they are responsible.

•	Focus our executives on continuing to deliver strong results for our shareholders by placing primary emphasis on performance-based variable compensation and stock ownership. We design annual and long-term cash incentive awards to recognize achievement of growth in pre-tax earnings regardless of global economic conditions and factors impacting our market, without encouraging excessive risk-taking. Long-term equity incentive awards include stock options and restricted stock, which focus and reward executive officers on building shareholder value. We use a multi-year vesting schedule for our stock options and restricted stock to retain our executives.

•	Ensure that our compensation programs are competitive within the marketplace.

What are the elements of our executive compensation program?

Our executive compensation program consists of the following elements:

•	Base salary;

•	Annual incentive performance awards (an annual cash-based incentive);

•	Long-term incentive performance awards (a rolling three year cash-based incentive);

•	Stock options;

•	Restricted stock; and

•	Retirement and other benefits.

The following sections discuss each element individually and in more detail.

We define total direct compensation as the executive’s base salary, annual incentive performance award, long-term incentive performance award, stock options, and restricted stock. We heavily weight our pay mix (the proportion of one compensation element of direct compensation compared to the total of all elements of direct compensation) toward a strong relationship between our corporate or business unit performance and the executive’s pay, with the majority of performance-based pay weighted toward long-term performance. The elements of compensation that are based on corporate or business unit performance include annual cash incentive, long-term cash incentive, and equity incentives. In general, as an executive’s level or responsibility within our organization increases, so does the percentage of total compensation that we link to corporate or business unit performance.

How do we address risks arising from our executive compensation program?

We have designed our executive compensation program to discourage excessive risk-taking by our named executive officers by emphasizing long-term compensation and financial performance metrics aligned with shareholder value. While annual cash-based incentive awards play an appropriate role in our executive compensation program, overweighting this form of compensation can encourage strategies and risk-taking that may not align with the long-term best interests of the Company and our shareholders. On average, 20% of target total direct compensation is fixed for our named executive officers, while 80% is linked to performance. Appropriately, long-term incentives comprise over 75% of performance-based compensation. Our long-term cash incentive program’s use of pre-tax earnings and pre-tax return on invested capital (ROIC) over each year in a three-year period aims to reward sustainable performance over the longer term. Further, the focus on equity-based compensation, in combination with executive stock ownership requirements, reflects the program’s goals of risk assumption and aligning interests between executives and shareholders.

In fiscal year 2009, the Committee adopted an Executive Compensation Incentive Recoupment Policy covering executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 who are elected by our Board. Under this policy, the Committee may require reimbursement of cash incentives paid to elected officers where:

•	The payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy;

•	In the Committee’s view the elected officer engaged in conduct that caused or partially caused the need for the restatement; and

•	A lower payment would have been made to the elected officer based upon the restated financial results.

The amount the Committee may require to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. The Committee will have sole discretion in determining whether an elected officer’s conduct has or has not met any particular standard of conduct under the law or Company policy. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

What process does the committee use to review our executive compensation programs and determine compensation?

The Committee is responsible for approving and monitoring the compensation and benefits we offer to our executive officers. The Committee evaluates executive pay each year, ensuring that our compensation policies and practices are consistent with our philosophy. In evaluating the compensation of our Chief Executive Officer’s direct reports, the Committee also considers the Chief Executive Officer’s recommendations to the Committee. This includes the compensation of the other named executive officers, based on his review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy (including market practice). Our Chief Executive Officer does not make a recommendation to the Committee regarding his own compensation.

The Committee will generally determine an executive officer’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs that we describe above under “What are the objectives of our executive compensation programs?” The Committee considers these factors collectively and ultimately uses its subjective judgment in making final decisions concerning compensation.

To support its annual review of our executive compensation and benefit programs for fiscal year 2009, the Committee engaged Towers Perrin, an independent compensation consultant, to conduct a marketplace review of the compensation we pay to our executive officers. Towers Perrin provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers.

Towers Perrin benchmarked our compensation against a group of publicly-traded companies, which we refer to as the “Compensation Peer Group” and, with respect to the compensation of our President and Chief Operating Officer, against companies that Towers Perrin classifies as general industry companies in its annual executive compensation survey. In benchmarking our compensation, Towers Perrin used regression analysis to adjust the data based on the revenue sizes of the companies in the Compensation Peer Group and general industry survey to match our revenue size. The Compensation Peer Group, which the Committee annually reviews and updates, consists of companies against which we believe we compete for talent, that are in our industry or a similar industry, have similar market capitalization, or that are similar in size based on revenue. For purposes of the Committee’s annual review of fiscal year 2009 compensation and benefit programs, the following companies comprised the Compensation Peer Group:

• 3M Company	• Emerson Electric Co.	• Lockheed Martin Corp.
• Alcoa Inc.	• General Dynamics Corp.	• Motorola Inc.
• Caterpillar Inc.	• Goodyear Tire & Rubber Co.	• Northrop Grumman Corp.
• Deere & Company	• Honeywell International Inc.	• Raytheon Co.
• Dow Chemical	• Illinois Tool Works	• United Technologies Corp.
• E.I. du Pont de Nemours	• International Paper	• Whirlpool Corp.
• Eaton Corp.	• Lear Corp.

When the Compensation Peer Group gives us inadequate data for a particular executive officer due to insufficient sample size, as was the case for our President and Chief Operating Officer for fiscal year 2009, Towers Perrin uses the general industry company data from its annual executive compensation survey. Towers Perrin did not provide the Committee with, and the Committee was not aware of, the identities of the companies that participated in the survey of general industrial companies.

We generally set the total direct compensation opportunity based on the 50th percentile of the Compensation Peer Group or general industry survey. Our approach results in some pay differences among our named executive officers based on position, which is consistent with the survey data. For fiscal year 2009, we adjusted individual percentiles based on our named executive officers’ respective scope of responsibilities, leadership abilities, experience, effectiveness, and succession plans. These factors resulted in variations from the 50th percentile, but did not materially change the basis on which we set the total direct compensation opportunity. Actual percentiles for total direct compensation for our named executive officers for fiscal year 2009 ranged from the 50th percentile to the 75th percentile of the benchmarking data.

To determine the amount of compensation under each component of total direct compensation, we start by setting a target for total annual cash compensation (base salary and a target annual incentive payout percentage) according to market, typically based on the 50th percentile of market comparables. We also consider other factors as we describe above.

After we determine base salary and an annual incentive award target amount for an executive officer, we subtract the total of those amounts from the target total direct compensation for the executive officer and arrive at a target value for long-term incentive awards. We then break this value (which we refer to as the “annualized expected value of long-term incentive award opportunities”) into three parts: a target long-term cash incentive award value, which we determine by evaluating market pay mix data and internal equity considerations; a stock option grant value; and a restricted stock grant value.

In allocating equity compensation between stock options and restricted stock grants, we first determine the amount of restricted stock grants, based on an assessment of the executive officer’s individual performance and contributions to our company. We then allocate the difference between the executive officer’s target total direct compensation and the target annual cash compensation, target long-term cash incentive award value and restricted stock grant value to stock options.

How do we determine base salaries for executive officers?

We pay our named executive officers and other employees a base salary as part of a competitive compensation package and to provide a stable source of income. We typically consider salary levels as part of our annual compensation review process or upon a promotion. When we establish base salaries for executives, we consider salaries that companies in the Compensation Peer Group or general executive compensation industry survey pay for similar positions. When inadequate data is available from the companies in the Compensation Peer Group, we consider salaries that companies in the general executive compensation industry survey pay for similar positions. We generally attempt to set base salary at approximately the 50th percentile of the Compensation Peer Group subject to other variables as we describe above under “What process does the Committee use to review our executive compensation programs and determine compensation?”

Salary changes are generally effective October 1 of each year to correspond with the beginning of the new fiscal year. Salary changes may occur at other times, particularly on the occurrence of a promotion or other type of job change. Based on unexpected fiscal year 2009 economic and business conditions, the Company’s cost reduction efforts and the resulting economic sacrifices being made by the Company’s workforce, our Chief Executive Officer initiated discussions with the Chairman of the Compensation Committee regarding executive officer base salary increases that became effective on October 1, 2008. These discussions resulted in the Committee adopting a resolution in January 2009 that reduced annual base salaries for the remainder of fiscal year 2009 for certain executive officers, including each of the named executive officers, to the base level that was in effect for fiscal year 2008, for the reasons cited by our Chief Executive Officer.

How do we determine annual incentive performance awards?

We offer annual incentive performance awards to give our executives incentives to achieve our fiscal year business and financial objectives, and we establish the award opportunities and related performance goals accordingly. We believe achieving these annual business and financial objectives is important to executing our business strategy and delivering long-term value to shareholders.

For each fiscal year, the Committee approves a target incentive opportunity (which we measure as a percentage of base salary) for each executive officer, as well as the potential incentive opportunity percentages for maximum and threshold performance. For fiscal year 2009, the target incentive opportunity percentages for the named executive officers ranged from 100% to 156% of base salaries. For each executive officer, the actual payout potentially could range from zero to two times the target payout percentage, depending on achievement of goals, with potential payments increasing as performance improved (though not above two times the target payout percentage). We set the target incentive opportunity percentages at approximately the 50th percentile of the market benchmarking data provided by Towers Perrin. In measuring whether the target incentive opportunity percentages were approximately equal to the 50th percentile of the Compensation Peer Group, we excluded the portion of the target incentive opportunity that is subject to discretionary adjustment based on individual performance as we describe below. We have the discretion to decrease the size of the bonus payout based in part on an assessment of the executive officer’s individual performance. The Committee makes this assessment for our Chief Executive Officer based on its subjective evaluation of performance relative to strategic, financial and leadership objectives that the Committee or our Board has approved and has discretion to decrease the amount of the incentive award that our Chief Executive Officer would otherwise receive. Our Chief Executive Officer makes this assessment for the other executive officers based on his subjective evaluation of performance relative to strategic, financial and leadership objectives that he has approved and has the authority to decrease the amount of the incentive award that the executive officer would otherwise receive. We grant annual performance incentive awards under this program at the beginning of the fiscal year to which the award relates. The “Grants of Plan-Based Awards” table sets out the threshold, target, and maximum award potential for each named executive officer for the annual incentive performance award that applied to fiscal year 2009.

We set the performance targets for fiscal year 2009 for three of our named executive officers; Mr. Stephen A. Roell, Chairman of our Board and our President and Chief Executive Officer; Mr. Keith E. Wandell, our President and Chief Operating Officer until April 30, 2009; Mr. R. Bruce McDonald, our Executive Vice President and Chief Financial Officer; and, with respect to 30% of their awards, the remaining named executive officers; Mr. C. David Myers, our Vice President and President, Building Efficiency, Dr. Beda Bolzenius, our Vice President and President, Automotive Experience; and Mr. Alex A. Molinaroli, our Vice President and President, Power Solutions, using objectives for the Company’s pre-tax earnings and pre-tax return on equity (“ROE”). We define pre-tax earnings as income from continuing operations, adjusted for incentive plan expense and certain significant non-recurring items that impact comparability, such as gain or loss on divestitures, restructuring expense (for example, we incurred a restructuring expense in fiscal year 2009), and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. We define ROE as pre-tax earnings divided by total shareholders’ equity at the beginning of the fiscal year (as reported in our Annual Report on Form 10-K). For fiscal year 2009, we set the pre-tax earnings target at $2.0 billion and the ROE target at 18.4%.

The Committee approved potential payouts ranging from zero to two times of the target payout percentages for Messrs. Roell, Wandell, and McDonald (which we discuss below) for various levels of performance against these performance targets. The Committee approved potential payouts ranging from zero to 200% with respect to 30% of the target payout percentages for Mr. Myers, Dr. Bolzenius, and Mr. Molinaroli (which we discuss below) for the same level of performance against these targets. An executive officer would not receive an annual incentive payout if our fiscal year 2009 pre-tax earnings were less than $1.61 billion. If our fiscal year pre-tax earnings were at least $1.61 billion, the minimum potential payout an officer would receive was 45% of the target incentive payout, and the payout amount could have increased if ROE exceeded 13.8%. An officer would have been eligible to receive the maximum potential payout if our performance met or exceeded 18.4% ROE and $2.32 billion of pre-tax earnings.

For fiscal year 2009, the Committee based 70% of Mr. Myers’ incentive award on the performance of the Building Efficiency Group, using objectives for earnings before interest and tax (which we refer to as “EBIT”) and net cash from operations as a percent of revenue. We define EBIT for this purpose as business unit operating earnings, adjusted for incentive plan expenses and certain non-recurring items that impact comparability, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. We define net cash from operations as trade working capital (defined as the sum of net accounts receivable, inventory, and net customer tooling less accounts payable). We may adjust net cash from operations and revenue for certain non-recurring items that impact comparability, such as acquisitions and divestitures. The targets were $1.05 billion in EBIT and 10% improvement over fiscal year 2008 in net cash from operations as a percent of revenue.

The Committee approved potential payouts for Mr. Myers ranging from zero to two times the target payout percentages (which we discuss below) for various levels of Building Efficiency Group performance against these Building Efficiency Group performance targets. Mr. Myers would not receive any payout if fiscal year 2009 Building Efficiency Group EBIT was less than $839.60 million. If fiscal year 2009 Building Efficiency Group EBIT was at least $839.60 million, he would have received a minimum potential payout of 45% of the target incentive payout, and the payout amount could have increased as change in net cash from operations as a percent of revenue improved beyond -15%. Mr. Myers would have been eligible to receive the maximum potential payout if the Building Efficiency Group met or exceeded 35% improvement in net cash from operations and $1.12 billion EBIT.

For fiscal year 2009, the Committee based 70% of Dr. Bolzenius’ incentive award on the performance of the Automotive Experience Group, again using objectives for EBIT and net cash from operations as a percent of revenue (defined above). The targets were $758.70 million in EBIT and 10% improvement over fiscal year 2008 in net cash from operations as a percent of revenue.

The Committee approved potential payouts for Dr. Bolzenius ranging from zero to two times the target payout percentages (as we discuss below) for various levels of Automotive Experience Group performance against these Automotive Experience Group financial targets. Dr. Bolzenius would not receive any payout if fiscal year 2009 Automotive Experience Group EBIT was less than $604.01 million. If fiscal year 2009 Automotive Experience Group EBIT was at least $604.01 million, he would have received a minimum potential payout of 45% of the target incentive payout, and the payout amount could have increased as change in net cash from operations as a percent of revenue improved beyond -15%. Dr. Bolzenius would have been eligible to receive the maximum potential payout if the Automotive Experience Group met or exceeded 35% improvement in net cash from operations and $802.90 million EBIT.

For fiscal year 2009, the Committee based 70% of Mr. Molinaroli’s incentive award on the performance of the Power Solutions Group, again using objectives for EBIT and net cash from operations as a percent of revenue (defined above). The targets were $576.08 million in EBIT and 10% improvement over fiscal year 2008 in net cash from operations as a percent of revenue.

The Committee approved potential payouts for Mr. Molinaroli ranging from zero to two times the target payout percentages (as we discuss below) for various levels of Power Solutions Group performance against these Power Solutions Group financial targets. Mr. Molinaroli would not receive any payout if fiscal year 2009 Power Solutions Group EBIT was less than $458.63 million. If fiscal year 2009 Power Solutions Group EBIT was at least $458.63 million, he would have received a minimum potential payout of 45% of the target incentive payout, and the payout amount could have increased as change in net cash from operations as a percent of revenue improved beyond -15%. Mr. Molinaroli would have been eligible to receive the maximum potential payout if the Power Solutions Group met or exceeded 35% improvement in net cash from operations and $609.60 million EBIT.

For fiscal year 2009, our actual financial results for the performance goals were 4.6% ROE and $432.5 million in pre-tax earnings; 3.2% improvement in Building Efficiency Group net cash from operations and $712.8 million in Building Efficiency Group EBIT; 9.1% improvement in the Automotive Experience Group net cash from operations and -$336.9 million Automotive Experience Group EBIT; -15.0% improvement in the Power Solutions Group net cash from operations and $416.4 million Power Solutions Group EBIT.

Based on the performance that we discuss above, none of the named executive officers received an annual performance bonus for fiscal year 2009.

How do we determine long-term cash incentive performance awards?

We tie the value of awards under our long-term cash incentive program to our long-term performance over a three-year period, and the program therefore serves to ensure that an executive’s pay under this program depends upon the extent to which we achieve our long-term financial objectives. By using a mix of stock options, restricted stock, and the long-term cash incentive, we are able to compensate executives for both sustained increases in our stock performance, as well as the achievement of key long-term financial objectives. We base the long-term incentive on achieving business plans that our Board approves. Since 2008, we have granted long-term performance incentive awards under this program at the beginning of the three-year performance period to which the award relates. At the end of each performance period, the Committee applies the objective-based formula that it approved in advance to determine each executive’s award for the performance period.

The “Grants of Plan-Based Awards” table sets out the threshold, target, and maximum award potential for the long-term incentive performance awards we granted in fiscal year 2009 to each named executive officer for the fiscal years 2009-2011 performance period.

We based each executive officer’s long-term cash incentive performance award opportunity for this performance period on annual objectives for corporate pre-tax earnings and pre-tax return on invested capital (“ROIC”). We have established targets of $1.85 billion pre-tax earnings and 13.9% ROIC for fiscal year 2009. We define pre-tax earnings as income from continuing operations, adjusted for certain significant non-recurring items, such as gain or loss on divestitures, restructuring expense (for example, we incurred a restructuring expense in fiscal year 2009), and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. We define ROIC as pre-tax earnings adjusted by total financing costs, divided by invested capital. Invested capital is defined as the monthly weighted-average sum of shareholders equity plus total debt, less cash. We base the ROIC target each year on meeting the amounts set forth in the financial plan for that year. Our Board reviews and approves the financial plan each year. An executive officer would not receive a long-term incentive payout with respect to fiscal year 2009 under the 2009-2011 award if our pre-tax earnings were less than $1.69 billion. An executive officer would receive the maximum potential payout with respect to fiscal year 2009 under the 2009-2011 award if our performance met or exceeded 14.9% ROIC and $2.01 billion pre-tax earnings.

To calculate the payment an executive officer will receive under a long-term incentive award, we determine the performance results for each year in the three-year cycle, and calculate a weighted average for the three-year cycle based on the following: weighted 1/6 for the first year in performance cycle, weighted 2/6 for the second year in performance cycle, and weighted 3/6 for the third year in the performance cycle.

Executive officers were eligible in fiscal year 2009 for a payout under the three-year performance cycle of 2007-2009. For this cycle, the payout target percentages ranged from 70% to 130% of base salary for the named executive officers. The two financial measures for this cycle were pre-tax earnings and pre-tax ROIC. Our pre-tax earnings results were $1.6 billion, $1.79 billion, and $402.7 million for 2007, 2008, and 2009, respectively, and our pre-tax ROIC results were 15.2%, 15.4%, and 4.5% for 2007, 2008, and 2009, respectively. This performance resulted in payout percentages of 194.7%, 150.9%, and 0% of target for 2007, 2008 and 2009, respectively.

Based on the performance that we discuss above, the Committee approved a payout percentage of 82.8%, payable to executives in the program, including the named executive officers. Mr. Wandell retired as President and Chief Operating Officer on April 30, 2009. As a result of his retirement, Mr. Wandell’s actual award was prorated 86.1% of the amount that he would have received for the three-year performance cycle, determined based on our actual performance for that performance period. We show the amount in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

How do we determine stock option awards?

We award stock options to executives to:

•	Enhance the link between creating shareholder value and long-term incentive compensation, because the recipient realizes value from options only to the extent the value of our stock increases after the date of the option grant;

•	Maintain competitive levels of total compensation; and

•	Retain outstanding employees by requiring that executives continue their employment with our company to vest options.

We made all of our stock option grants to executives in fiscal year 2009 pursuant to our 2007 Stock Option Plan, which shareholders approved in January 2007. The exercise price of fiscal year 2009 stock options is equal to the New York Stock Exchange closing price of our common stock on the date of the grant. We do not engage in or permit “backdating” or repricing of stock options, and our equity compensation plans prohibit these practices.

Our executives, including our named executive officers, must earn the options through continued service. The options will vest 50% two years after the date of grant and 50%

three years after the date of grant, subject to continued employment (with earlier vesting on retirement), and have a ten-year exercise term.

We provide the fiscal year 2009 stock option grant details for each named executive officer in the “Grant of Plan-Based Awards” table and related footnotes. We determine stock option awards based on the value of the executive officer’s total direct compensation that we intend to deliver less the value of all other elements of direct compensation. Towers Perrin values the options using a binomial valuation methodology.

Our policy on granting equity awards states that our annual stock option grant occurs and is effective on the first business day of our fiscal year and that any subsequent stock option grants occur and are effective on the date of a regularly scheduled Compensation Committee meeting. Executive officers do not have a role in the timing of option grants. We do not choose the time for making option grants based in any way on any pending release to the public of material information.

How do we determine restricted stock awards?

We intend our restricted stock awards to:

•	Tie executive officers’ long-term financial interests to the long-term financial interests of shareholders by exposing them to downside equity performance risk, further aligning the interests of executive officers with the interests of shareholders;

•	Retain key executives officers through the four-year vesting period (subject to continued vesting for executive officers who retire); and

•	Maintain a market competitive position for total compensation.

Historically, we have awarded restricted stock to our executive officers in alternating years. Because we awarded restricted stock to our named executive officers in fiscal years 2006 and 2008, we did not award any restricted stock during fiscal year 2009.

During fiscal year 2009, the Compensation Committee approved a change to grant restricted stock annually beginning in fiscal year 2010. We believe this change will better reinforce our commitment to ensuring a strong linkage between company performance and pay.

We reflect the amount of restricted stock expense attributable to fiscal year 2009 as part of the amounts in the “Summary Compensation Table” under the column heading “Stock Awards.”

How do we determine retirement and other benefits?

We evaluate retirement and other benefits based on market practice of the Compensation Peer Group and general executive compensation industry data. We have a long history of providing retirement benefits to our U.S. salaried employees. We provide our retirement benefits through the following plans:

•	A pension plan. All of our U.S.-based salaried employees that we hired before January 1, 2006 participate in this plan, including all of our named executive officers other than Dr. Bolzenius. Under the pension plan, a participant who has completed five years of employment with us earns the right to receive certain benefits upon retirement at normal retirement age or upon early retirement age on or after age 55 with ten years of service, based upon the participant’s years of benefit service and average compensation through the employee’s date of termination or December 31, 2014, whichever is earlier. However, for employees who were originally York International Corp. employees, including Mr. Myers, service after December 31, 2003 does not count as benefit service under the formula in this plan and compensation earned after December 31, 2013 does not count in determining average compensation. Under an agreement that we negotiated with Dr. Bolzenius at the time he joined our company, we continued Dr. Bolzenius’ German pension agreement, providing benefits that we believed were consistent with those given to senior executives of a German company.

•	A 401(k) plan. The plan generally covers all of our U.S. employees, including the named executive officers other than Dr. Bolzenius, who waived his participation in the plan in exchange for continued accrual of benefits under his German pension agreement. Under the 401(k) plan, participants can contribute up to 25% of their compensation on a pre-tax basis, although our executive officers can contribute only up to 6% of their compensation. We make a matching contribution of 50% to 100%, based on company performance, of each dollar of employee contributions up to 6% of the employee’s eligible compensation. In addition, for employees that we hired on or after January 1, 2006 and for employees who were originally York employees who are no longer receiving service credit under the pension plan, including Mr. Myers, we make an annual retirement contribution of 1% to 7% of the participant’s eligible annual compensation based on the participant’s age and service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

•	A Retirement Restoration Plan. Because the Internal Revenue Code, or the “Code”, limits the benefits we can provide under the pension plan and the 401(k) plan, including the annual retirement contribution, we sponsor our Retirement Restoration Plan. The Retirement Restoration Plan generally allows all employees that the Code limitations impact to obtain the full intended benefit from the pension and 401(k) plans, without regard to the Code limits, upon meeting vesting requirements. These employees include our named executive officers, except that Mr. Myers, along with all other employees who were originally York employees and employees hired on or after January 1, 2006, is not eligible to participate in the pension component of the Retirement Restoration Plan. Dr. Bolzenius is not eligible to participate in the Retirement Restoration Plan as a result of his waiver of participation in the 401(k) plan. In addition, only the executive officers are allowed to contribute, on a pre-tax basis, up to 6% of their compensation that is not allowed to be deferred into the 401(k) plan and to receive a supplemental matching contribution.

We provide these retirement benefits to our executive officers to help them prepare for a financially secure retirement, to provide an incentive to stay with us by recognizing tenure, and to offer what we believe is a competitive compensation package.

We have summarized the various retirement plans in which our named executive officers may participate in greater detail in the narrative following the “Pension Benefits” table.

Our named executive officers also participate in the Executive Deferred Compensation Plan, under which we permit all senior leaders required to own equity in our company to elect to defer receipt of all or any part of the compensation they would receive under the Annual and Long-Term Incentive Performance Plans or, historically, the 2001 Restricted Stock Plan, until certain pre-determined payment dates. However, in January 2008, we amended the 2001 Restricted Stock Plan to remove the option for deferral. Therefore, any restricted stock grants made after January 2008 will not be subject to the Executive Deferred Compensation Plan. We provide the Executive Deferred Compensation Plan as a vehicle to assist participants in saving for a secure future by allowing participants to defer compensation and associated taxes until retirement or other termination of employment. We discuss the Executive Deferred

Compensation Plan in further detail in the narrative following the “Nonqualified Deferred Compensation” table.

For elected officers hired prior to September 15, 2009, we maintain an Executive Survivor Benefits Plan. Under this plan, if a participating executive officer dies while he or she is an employee, then we will make certain payments to his or her beneficiary. We offer this benefit to executive officers hired prior to September 15, 2009, and coverage is in lieu of our regular group life insurance coverage and any other executive life insurance policy. All benefits under our Executive Survivor Benefits Plan cease upon retirement or other termination of employment. We amended this plan during 2009 to limit participation in the plan to current elected officers. Therefore effective September 15, 2009, this benefit is no longer available for newly elected officers and those officers will participate in our regular group life insurance coverage.

Do we provide perquisites to our executive officers?

According to our compensation philosophy, we limit the amount of executive benefits that we provide to our executive officers. We maintain a policy regarding eligibility and use of executive perquisites, and we do not allow exceptions outside of the policy. In general, we intend the perquisites we provide to help executive officers be more productive and efficient, or to protect us and the individual executive officer from certain business risks and potential threats. In fiscal year 2009, our named executive officers received perquisites of the following types: assistance with financial planning, personal use of a company airplane (personal use of airplane is minimal, and the cumulative fiscal year 2009 value of the personal use for all named executive officers was less than $20,000), and club dues. The Committee periodically reviews competitive market data to ensure that the perquisites we provide to executive officers are reasonable and within market practice. During fiscal year 2009, the Committee eliminated the payment of tax gross-ups on perquisites to executive officers effective January 1, 2010. The Committee annually reviews use of perquisites to ensure compliance with our policy.

Separate from the perquisites policy, we have (1) a company vehicle policy that provides personal use of a vehicle to all senior leadership, including our executive officers (the type of vehicle varies by leadership level and is limited to vehicles that use our automotive seating and interiors products so that executives can experience the effectiveness of our products); and (2) an executive physical examination program that offers executive officers an annual comprehensive physical examination within a compressed time period.

Do we have stock ownership requirements?

We have stock ownership requirements because we believe material stock ownership by executives plays a role in effectively aligning the interests of these employees with those of our shareholders and strongly motivates executives to build long-term shareholder value. We therefore maintain an executive stock ownership policy that requires our executives to hold significant amounts of our stock. The following forms of stock ownership count toward the ownership requirement under the policy:

•	Shares the executive or immediate family members residing in the same household own outright;

•	Stock the executive holds through the Johnson Controls, Inc. 401(k) Savings & Investment Plan;

•	Restricted stock that we have issued to an executive when fully vested;

•	Stock units that we have credited to executives under deferred compensation plans; and

•	Shares that a trustee holds for the benefit of the executive.

Each executive officer named below that has been an officer of our company for more than four years has exceeded his respective guideline as of September 30, 2009. Executives failing to meet their required ownership level within a five-year period after becoming an executive officer will not receive future equity grants until their ownership requirement is met.

The guidelines for executive officer stock ownership under our Executive Stock Ownership Policy are as follows:

Minimum
Ownership
Position	Name	Multiple

Chairman of the Board, President and Chief Executive Officer	Stephen A. Roell	5 times base salary
Executive Vice President and Chief Financial Officer	R. Bruce McDonald	3 times base salary
Vice President and President, Building Efficiency	C. David Myers(1)	3 times base salary
Vice President and President, Automotive Experience	Beda Bolzenius(2)	3 times base salary
Vice President and President, Power Solutions	Alex A. Molinaroli	3 times base salary
Other Officers		3 times base salary

(1)	Mr. Myers has until 2011 to meet his requirement.

(2)	Dr. Bolzenius has until 2012 to meet his requirement.

We also maintain the 2001 Common Stock Purchase Plan for Executives, or the CSPPE, which facilitates our executives’ acquisition of our common stock. Participants in the CSPPE may deduct from their pay up to $2,500 per month to purchase shares of our common stock. Participants pay a nominal brokerage fee or commission, and the price of each share is 100% of the average price of shares purchased by Wells Fargo Bank, N.A., as agent for the participants.

Does the Company consider the impact of tax and accounting rules and regulations?

We review the impact of executive compensation on our financial statements. We also review the effect that our compensation programs will have on our standards for corporate governance.

Section 162(m) of the Internal Revenue Code limits us from deducting compensation that we pay in any year to our principal executive officer or to our other three most highly-compensated officers (other than our principal financial officer) in excess of $1 million, unless that compensation meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation that we pay only if the individual’s performance meets objective goals that the Committee has established in advance based on performance criteria that shareholders have approved). The Committee continues to emphasize performance-based compensation for executives, thus minimizing the consequences to us of Section 162(m) limits. However, the

Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for our success. Consequently, in any year, the Committee may authorize compensation that is not fully deductible under Section 162(m) if it believes such compensation is necessary to achieve our compensation objectives and protect the interests of our shareholders.

Do we utilize employment and change of control contracts?

As we discuss more fully on page 45, we have entered into employment agreements and change of control agreements with all of our executive officers. The employment agreements protect us from certain business risks (threats from competitors, loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and define our right to terminate the employment relationship. The employment agreements also protect our executive officers from certain risks, such as death or disability, by providing for payment and benefits in the event of certain terminations of employment. The employment agreements define the events that will trigger benefits, and the amount of such benefits, in the event of a termination of employment. We believe that the benefits the employment agreements provide upon a termination of employment are customary and appropriate.

The change of control agreements provide that our named executive officers may be eligible to receive payments and other benefits if there is a change of control of our company. In addition, our executive officers may receive benefits under our equity and bonus plans if there is a change of control of our company. We intend the change of control benefits to provide some economic stability to our executive officers to enable them to focus on the performance of their duties and the best interests of our company and our shareholders without undue concern over their personal circumstances if there is a potential change of control of our company. We provide for acceleration of equity and incentive awards, in particular, to protect our executive officers’ opportunities to earn the awards if a change of control occurs.

Annually, the Committee reviews employment and change of control arrangements and reports its findings and recommendations to our Board. Based on the Committee’s annual review, in fiscal year 2009 the Compensation Committee eliminated from the form of change of control agreement that we intend to use for agreements that we enter into in the future, the executive officer’s right to terminate employment for any reason during the 30-day period following the first anniversary of a change of control event and receive the change in control payment under the agreement. We did not seek to eliminate this right from the existing change of control agreements because the agreements are an important element of the overall compensation arrangements that we have previously negotiated with our current executive officers and that we believe were competitive and appropriate at the time of negotiation. We determined that the amounts payable under the remaining arrangements on certain triggering events, as we describe under “Potential Payments and Benefits upon Termination or Change of Control,” were consistent with market competitive practices.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2009, 2008 AND 2007

The following table summarizes the compensation earned in the fiscal years noted by our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were officers as of the end of the fiscal year ended September 30, 2009 and Mr. Wandell. We refer to these officers as our “named executive officers”.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	(1)(2) ($)	(2) ($)	(1)(3) ($)	(4) ($)	(5) ($)	($)

Stephen A. Roell	2009	1,371,500	1,352,250	3,744,192	1,097,000	5,105,542	253,937	12,924,421
Chairman of the Board,	2008	1,325,000	5,234,436	3,577,904	5,408,000	1,595,904	244,064	17,385,308
President and Chief	2007	975,000	1,337,182	3,082,114	4,104,000	1,334,634	146,495	10,979,425
Executive Officer(6)
Keith E. Wandell	2009	545,333	676,125	342,720	557,000	2,560,627	126,722	4,808,527
President and Chief	2008	919,000	2,731,541	1,756,252	3,072,000	1,109,368	209,835	9,797,996
Operating Officer(7)	2007	875,500	1,394,982	1,757,966	3,407,000	752,559	804,415	8,992,422
R. Bruce McDonald	2009	739,500	694,410	1,072,901	450,000	455,431	88,907	3,501,149
Executive Vice President	2008	725,000	745,793	1,004,701	2,147,000	114,270	153,288	4,890,052
and Chief Financial	2007	669,500	489,180	950,092	2,181,000	113,973	116,798	4,520,543
Officer
C. David Myers	2009	817,000	500,775	1,050,244	470,000	61,710	104,976	3,004,705
Vice President and	2008	811,000	499,831	836,011	1,866,000	0	221,149	4,233,991
President, Building Efficiency	2007	772,500	185,250	569,013	2,134,000	7,786	162,221	3,830,770
Beda Bolzenius	2009	749,750	353,430	748,096	426,000	665,194	27,511	2,969,981
Vice President and	2008	735,000	346,636	886,250	2,091,000	0	24,067	4,082,953
President, Automotive Experience(8)
Alex A. Molinaroli	2009	666,000	500,775	774,017	271,000	894,924	81,579	3,188,295
Vice President and President, Power Solutions

(1)	We have not reduced amounts that we show to reflect a named executive officer’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferral plans.

(2)	Amounts are based on the dollar amount of the expense that we recognized in connection with awards to our named executive officers under our 2007 Stock Option Plan for financial statement reporting purposes for the fiscal year ended September 30, 2009. We determined the amount of the expense in accordance with SFAS No. 123 (revised 2004), Share Based Payments, which we refer to as “FAS 123(R),” except that the amounts reported in our Summary Compensation Table do not take into account any estimates of forfeitures relating to service-based vesting, as required by the Securities and Exchange Commission. In general, FAS 123(R) requires us to expense the value of equity awards ratably over the vesting period of the equity award, and the amounts in our Summary Compensation Table therefore include amounts attributable to awards granted in and prior to fiscal 2009. Footnote 13 to our audited financial statements for the fiscal year ended September 30, 2009, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission not later than November 24, 2009, includes assumptions (other than estimates of forfeitures) that we used in the calculation of these amounts. The amounts shown for Mr. Wandell reflect his forfeiture of 232,000 stock options and 7,500 shares of restricted stock as a result of his retirement on April 30, 2009.

(3)	Amounts reflect the cash awards to the named executive officers which we discuss in further detail in the Compensation Discussion and Analysis under the headings “How do we determine annual incentive performance awards?” and “How do we determine long-term cash incentive performance awards?”. Our named executive officers earned the amounts shown based on performance during fiscal years 2007-2009. We paid these amounts after our fiscal year-end (September 30, 2009). No amounts are attributable to annual incentive awards for fiscal year 2009 because, as we discuss in further detail in the Compensation Discussion and Analysis, we did not achieve the relevant performance targets.

(4)	Amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under all defined benefit pension plans that we have established, determined as of the measurement dates we used for financial statement reporting purposes for fiscal year 2009 and using interest rate and mortality rate assumptions consistent with those that we used in our financial statements. The amounts include benefits that the named executive officer may not currently be entitled to receive because the executive is not vested in such benefits. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. For example, Mr. Wandell retired as an employee of our company on April 30, 2009 at the age of 59. Changes in the present value of the named executive officer’s benefits are the result of the assumptions applied (and discussed in footnote 1 to the pension table) and the value of executive compensation received over the previous five year period. No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

(5)	Amounts reflect reimbursements with respect to financial planning, personal use of a vehicle, personal use of our aircraft and club dues. (We discuss these benefits further under the heading “Do we provide perquisites to our executive officers?” on page 31.) Amounts for fiscal 2009 also reflect our matching contributions under our qualified and nonqualified retirement plans, as follows: Mr. Roell — $145,935; Mr. Wandell — $80,168; Mr. McDonald — $58,875; Mr. Myers — $62,132, and Mr. Molinaroli $42,822. The amount shown for Mr. Roell includes $72,415 for financial planning ($60,000) and club memberships and tax gross up payments totaling $24,463 that we made in fiscal year 2009 for benefits received in calendar year 2008. The amount shown for Mr. Wandell includes $28,894 for financial planning and club memberships and tax gross up payments totaling $12,546 that we made in fiscal year 2009 for benefits received in calendar year 2008. The amount shown for Mr. McDonald includes $12,331 for financial planning and club memberships. The amount shown for Mr. Myers includes $22,886 for financial planning, club memberships, and personal use of our aircraft. The amount shown for Dr. Bolzenius includes $10,927 for club memberships. The amount shown for Mr. Molinaroli includes $21,100 for club memberships.

(6)	Our Board appointed Mr. Roell President effective May 19, 2009.

(7)	Mr. Wandell retired as President and Chief Operating Officer on April 30, 2009.

(8)	Dr. Bolzenius’ change in pension value is calculated in Euros (based on his German Pension Agreement). For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using a fixed exchange rate of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2009

The following table contains information concerning the plan-based equity and non-equity awards that we granted to our named executive officers in fiscal year 2009.

						All Other
						Option
						Awards:		Grant Date
						Number of	Exercise or	Fair Value
						Securities	Base Price	of Stock
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Underlying	of Option	and Option
			Threshold	Target	Maximum	Options(2)	Awards(3)	Awards(4)
Name	Grant Date		($)(1)	($)(1)	($)(1)	(#)	($/Share)	($)

Stephen A. Roell	10/1/2008		—	—	—	550,000	28.79
	N/A	(5)	931,641	2,070,313	4,140,625	—	—	N/A
	N/A	(6)	861,250	1,722,500	3,445,000	—	—	N/A
Keith E. Wandell	10/1/2008		——	—	—	232,000	28.79
	N/A	(5)	465,244	1,033,875	2,067,750	—	—	N/A
	N/A	(6)	390,575	781,150	1,562,300	—	—	N/A
R. Bruce McDonald	10/1/2008		—	—	—	160,000	28.79
	N/A	(5)	326,250	725,000	1,450,000	—	—	N/A
	N/A	(6)	271,875	543,750	1,087,500	—	—	N/A
C. David Myers	10/1/2008		—	—	—	160,000	28.79
	N/A	(5)	364,950	811,000	1,622,000	—	—	N/A
	N/A	(6)	283,850	567,700	1,135,400	—	—	N/A
Beda Bolzenius	10/1/2008		—	—	—	160,000	28.79
	N/A	(5)	330,750	735,000	1,470,000	—	—	N/A
	N/A	(6)	257,250	514,500	1,029,000	—	—	N/A
Alex A. Molinaroli	10/1/2008					145,000	28.79
	N/A	(5)	297,000	660,000	1,320,000	—	—	N/A
	N/A	(6)	231,000	462,000	924,000	—	—	N/A

(1)	These columns show the range of potential payouts (a) for annual incentive performance awards that we describe in the section titled “How do we determine annual incentive performance awards?” in the Compensation Discussion and Analysis, and (b) for long-term incentive performance awards that we describe in the section titled “How do we determine long-term cash incentive performance awards?” in the Compensation Discussion and Analysis. We granted the annual incentive awards for fiscal year 2009 and the long-term cash incentive performance awards for the 2009-2011 performance period at the beginning of fiscal year 2009 as we describe in the Compensation Discussion and Analysis. We did not pay out any amounts under the annual incentive awards for fiscal 2009. Payouts, if any, under the long-term incentive awards for the 2009-2011 performance periods that we granted will be based on performance for fiscal years 2009, 2010, and 2011, respectively. We would make any payments due under the 2009-2011 awards after the end of fiscal 2011, as we describe in the Compensation Discussion and Analysis.

(2)	The amounts shown in this column reflect the number of stock options we granted to each named executive officer pursuant to the 2007 Stock Option Plan. The stock options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the named executive officer’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date. Mr. Wandell’s grant of 232,000 stock options was forfeited upon his retirement on April 30, 2009.

(3)	We awarded the fiscal year 2009 stock option grants to the named executive officers with an exercise price per share equal to our closing stock price on the date of grant.

(4)	Amounts reflect the grant date fair value determined in accordance with FAS 123(R). Footnote 13 to our audited financial statements for the fiscal year ended September 30, 2009, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission not later than November 24, 2009, includes assumptions that we used in the calculation of these amounts.

(5)	The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal year 2009, the material terms of which we describe in the Compensation Discussion and Analysis section titled “How do we determine annual incentive performance awards?” Mr. Wandell retired on April 30, 2009 and therefore was eligible to receive only 58.3% of the amount we show in the table for fiscal year 2009.

(6)	The award reflected in this row is a long-term incentive performance award that we granted for the performance period of fiscal years 2009-2011, the material terms of which we describe in the Compensation Discussion and Analysis section titled “How do we determine long-term cash incentive performance awards?” Mr. Wandell retired on April 30, 2009 and therefore will be eligible to receive only 19.4% of the amount we show in the table for the performance period from fiscal year 2009-2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2009 YEAR-END

The following table contains information concerning equity awards held by our named executive officers that were outstanding as of September 30, 2009.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares of	of Shares of
	Unexercised	Unexercised	Option	Option	Stock That	Stock that
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable (1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

Stephen A. Roell					217,500	5,559,300
	312,000	—	17.5167	11/19/2013
	300,000	—	20.5633	11/17/2014
	525,000	—	22.5617	11/16/2015
	295,500	295,500	23.965	10/2/2016
	—	375,000	40.21	10/1/2017
	—	550,000	28.79	10/1/2018
Keith E. Wandell(4)					135,000	3,450,600
	420,000	—	17.5167	11/19/2013
	300,000	—	20.5633	11/17/2014
	375,000	—	22.5617	11/16/2015
	288,000	—	23.965	10/2/2016
	180,000	—	40.21	10/1/2017
R. Bruce McDonald					66,000	1,686,960
	180,000	—	13.3533	11/26/2011
	60,000	—	13.4325	11/20/2012
	72,000	—	17.5167	11/19/2013
	150,000	—	20.5633	11/17/2014
	225,000	—	22.5617	11/16/2015
	96,000	96,000	23.965	10/2/2016
	—	120,000	40.21	10/1/2017
	—	160,000	28.79	10/1/2018
C. David Myers					45,000	1,150,200
	120,000	—	24.3667	1/3/2016
	96,000	96,000	23.965	10/2/2016
	—	120,000	40.21	10/1/2017
	—	160,000	28.79	10/1/2018
Beda Bolzenius					37,500	958,500
	15,000	—	20.5633	11/17/2014
	150,000	—	22.5617	11/16/2015
	96,000	96,000	23.965	10/2/2016
	—	120,000	40.21	10/1/2017
	—	160,000	28.79	10/1/2018
Alex A. Molinaroli					45,000	1,150,200
	28,050	—	17.5167	11/19/2013
	84,000	—	20.5633	11/17/2014
	120,000	—	22.5617	11/16/2015
	45,000	45,000	23.965	10/2/2016
	—	90,000	40.21	10/1/2017
	—	145,000	28.79	10/1/2018

(1)	We granted all options listed in this column 10 years prior to their respective expiration dates. The options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment.

(2)	Restricted stock vesting dates are as follows: Mr. Roell — 75,000 shares will vest on November 1, 2009, 60,000 shares will vest on January 3, 2010, 7,500 shares will vest on August 1, 2011 and 75,000 shares will vest on November 1, 2011; Mr. Wandell — 37,500 shares will vest on November 1, 2009, 60,000 shares will vest on January 3, 2010, and 37,500 shares will vest on November 1, 2011 (as Mr. Wandell’s shares of restricted stock continue to vest post-retirement); Mr. McDonald — 18,000 shares will vest on November 1, 2009, 22,500 shares will vest on January 3, 2010, 7,500 shares will vest on August 1, 2011, and 18,000 shares will vest on November 1, 2011; Mr. Myers — 15,000 shares will vest on November 1, 2009, 15,000 shares will vest on January 3, 2010, and 15,000 shares will vest on November 1, 2011; Dr. Bolzenius — 15,000 shares will vest on November 1, 2009, 7,500 shares will vest on August 1, 2011, and 15,000 shares will vest on November 1, 2011; Mr. Molinaroli — 15,000 shares will vest on November 1, 2009, and 15,000 shares will vest on November 1, 2009.

(3)	We calculated the market value of shares of stock that have not vested based on the September 30, 2009 closing market price for a share of our common stock, which was $25.56.

(4)	Mr. Wandell retired on April 30, 2009, which resulted in the accelerated vesting of his outstanding stock option grants under the terms of applicable plans. Mr. Wandell forfeited his August 1, 2006 restricted stock award and his October 1, 2008 stock option grant as a result of his retirement.

PENSION BENEFITS AS OF SEPTEMBER 30, 2009

The following table sets forth certain information with respect to the potential benefits to our named executive officers under our qualified pension and retirement restoration plans as of September 30, 2009.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)

Stephen A. Roell	Johnson Controls Pension Plan	26.75	911,124	—
	Retirement Restoration Plan	26.75	11,128,632	—
Keith E. Wandell	Johnson Controls Pension Plan	21.00	651,833	20,197
	Retirement Restoration Plan	21.00	6,601,507	—
R. Bruce McDonald	Johnson Controls Pension Plan	7.92	127,615	—
	Retirement Restoration Plan	7.92	804,918	—
C. David Myers	Johnson Controls Pension Plan(2)	9.83	151,537	—
Beda Bolzenius(3)	German Pension Arrangement	—	1,603,811	—
Alex A. Molinaroli	Johnson Controls Pension Plan	24.75	413,045	—
	Retirement Restoration Plan	24.75	1,301,330	—

(1)	We calculated the amounts reflected in this column for all named executive officers other than Dr. Bolzenius using the following assumptions: A calculation date of September 30, 2009, a 6.25% discount rate, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years (Mr. Myers’ assumed retirement age is 62), and applicability of the 2009 Static Mortality Table for Annuitants per Treasury Regulation 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2009. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. For example, Mr. Wandell retired as an employee of our company on April 30, 2009 at the age of 59. We calculated the amount reflected in this column for Dr. Bolzenius using the assumptions described below under “German Pension Arrangement.”

(2)	Mr. Myers is a participant in the Johnson Controls Pension Plan as a historic York Plan participant.

(3)	Dr. Bolzenius has a German Pension Arrangement. Dr. Bolzenius’ pension benefit will be paid in Euros. For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007 of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

Johnson Controls Pension Plan — The Johnson Controls Pension Plan is a defined benefit pension plan that provides benefits for most of our non-union U.S. employees, including our eligible named executive officers. Our Pension Plan has two components: (1) a component that covers Johnson Controls employees hired prior to January 1, 2006, other than York employees, and (2) a component that covers York employees who were participants in the York International Pension Plan Number One, which was merged into the Pension Plan effective December 31, 2006.

Employees we hired prior to January 1, 2006 (other than York employees) automatically became participants in our Pension Plan in the month in which they were hired. Employees hired on or after January 1, 2006, are not eligible to participate in the Pension Plan.

Subject to certain limitations that the Internal Revenue Code imposes, the monthly retirement benefit payable under our Pension Plan to participants other than the York employees, at normal retirement age in a single life annuity, is determined as follows:

•	1.15% of final average monthly compensation times years of benefit service, plus

•	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years).

•	Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls participants is age 65. The benefits of all of our named executive officers, except Mr. Myers and Dr. Bolzenius are calculated using this formula.

For York employees, including Mr. Myers, participating in our Pension Plan, the monthly benefit payable at normal retirement age in a single life annuity is $25 times years of credited service, or if greater, an amount equal to 1/12th of the following:

•	1.6% of final average compensation minus 1% of the participant’s primary Social Security benefit payable at normal retirement age, times years of credited service (up to 30 years), plus

•	0.50% of final average compensation times years of credited service in excess of 30, but not more than 40, years.

Service after December 31, 2003, does not count as credited service in this formula. For purposes of this formula, compensation means the participant’s taxable compensation, plus contributions to a 401(k) plan and 50% of the amount that the participant deferred under a nonqualified deferred compensation plan, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2014. Normal retirement age for York participants is age 65. Mr. Myers is the only named executive officer whose benefits are calculated using this formula.

Participants in our Pension Plan generally become vested in their pension benefits upon completion of 5 years of service. Our Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows:

•	If a Johnson Controls participant terminates employment prior to age 55, then the reduction is 5% for each year that benefits begin before their social security retirement age. If a Johnson Controls participant terminates employment on or after age 55 and after completing ten years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age.

•	If a York participant terminates employment prior to age 55, then the benefit is actuarially reduced for each year earlier than the normal retirement age. If a York participant terminates employment on or after age 55, then benefits are reduced 7% for each year that benefits begin before age 62 and 6% for each year that benefits begin before age 59.

Mr. Roell is currently eligible for early retirement under the Pension Plan. Mr. Wandell retired as of April 30, 2009, based on the early retirement provisions under the Pension Plan.

German Pension Arrangement — We have entered into a supplemental agreement with Dr. Bolzenius that provides for retirement benefits. We refer to the supplemental agreement as the “German Pension Arrangement.” The German Pension Arrangement entitles Dr. Bolzenius to credit for one pension “unit” for each year since November 2, 2004 that he has been an employee of our subsidiary, Johnson Controls GmbH. The values of the pension units range between €28,282 (or $37,340 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) and €10,857 (or $14,334 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) depending on Dr. Bolzenius’ age. The annual pension benefit, paid monthly, under the German Pension Arrangement is given by the sum of all pension units credited until the time of the termination of Dr. Bolzenius’ employment.

Dr. Bolzenius’ German Pension Arrangement provides for full benefits only if his employment terminates after age 65, but permits him to receive reduced benefits upon an eligible early retirement (age 63). Upon an early retirement, Dr. Bolzenius’ benefits based on the acquired pension unit total would be reduced by 0.5% for each month the early retirement occurred prior to age 65. Dr. Bolzenius is not currently eligible for early retirement.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we used the following valuation method and material assumptions: We calculated the amounts reflected for Dr. Bolzenius in accordance with SFAS No. 87 — Employers’ Accounting for Pensions using the following assumptions: A calculation date of September 30, 2009, a 5.25% discount rate, retirement occurring at age 65, and applicability of the RT-2005 G by K. Heubeck Mortality Tables.

Retirement Restoration Plan — Our Retirement Restoration Plan is an unfunded, nonqualified plan that provides retirement benefits above the payments that an employee, other than a York employee, will receive from our Pension Plan in those cases in which the Code’s qualified plan limits restrict the employee’s benefits. The Retirement Restoration Plan provides a benefit equal to the difference between the actual pension benefit payable under our Pension Plan and what such pension benefit would have been without regard to any Code limitation on either the amount of benefits or the amount of compensation that the benefit formula can take into account. Because

Mr. Myers was a York employee, he is not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan. Dr. Bolzenius is also not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan because he is not a participant in the Johnson Controls Pension Plan.

A participant is vested in his or her Retirement Restoration Plan benefits only if vested in his or her benefits under our Pension Plan. Benefits under the Retirement Restoration Plan are payable as an annuity at the later of the participant’s termination of employment or attainment of age 55.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL YEAR 2009

The following table sets forth certain information with respect to participation in our nonqualified Executive Deferred Compensation Plan by our named executive officers during the fiscal year ended September 30, 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY(1)	Last FY(2)	in Last FY(3)	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Stephen A. Roell	277,170	139,035	(527,552)	0	6,090,101
Keith E. Wandell	122,660	73,268	(870,159)	(1,347,414)	2,025,199
R. Bruce McDonald	287,868	51,975	(697,679)	0	6,829,066
C. David Myers	1,537,932	46,032	259,204	0	2,282,799
Beda Bolzenius	0	0	0	0	0
Alex A. Molinaroli	204,044	35,922	4,315	0	1,153,937

(1)	Certain amounts that appear in the Nonqualified Deferred Compensation table also appear in the Summary Compensation Table as compensation that a named executive officer earned in fiscal year 2009. Mr. Roell’s Executive Contributions include $67,590 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Roell’s Executive Contributions include $209,580 that was previously reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2008. Mr. Roell’s Registrant Contributions include $139,035 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Wandell’s Executive Contributions include $18,020 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Wandell’s Executive Contributions include $104,640 that was previously reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2008. Mr. Wandell’s Registrant Contributions include $73,268 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. McDonald’s Executive Contributions include $29,688 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. McDonald’s Executive Contributions include $258,180 that was also previously reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2008. Mr. McDonald’s Registrant Contributions include $51,975 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Myers’ Executive Contributions include $34,320 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Myers’ Executive Contributions include $1,503,612 that was previously reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2008. Mr. Myers’ Registrant Contributions include $46,032 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Molinaroli’s Executive Contributions include $25,260 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Molinaroli’s Executive Contributions include $178,784 that was previously reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2008. Mr. Molinaroli’s Registrant Contributions include $35,922 that is also reported in the All Other Compensation column of the Summary Compensation Table.

(2)	Amounts shown include the company matching contributions that we make under our Retirement Restoration Plan because the Internal Revenue Code limits such contributions under our 401(k) plan.

(3)	The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that a named executive officer has deferred. Investment earnings include amounts relating to appreciation in the price of our common stock, and negative amounts relating to depreciation in the price of our common stock, because the deferred amounts include deferred stock units, the value of which is tied to the value of our common stock. Aggregate Earnings also include dividends that we pay on restricted stock that has not yet vested, which we credit to a named executive officer’s deferred compensation account subject to vesting.

We maintain the following two nonqualified deferred compensation plans under which executives, including our named executive officers, may elect to defer their compensation. Dr. Bolzenius does not participate in the Retirement Restoration Plan because he is not a participant in the Johnson Controls Pension Plan.

•	Our Executive Deferred Compensation Plan allows participants to defer up to 100% of their annual and long-term cash bonuses and, historically, restricted stock awards.

•	Our Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into our 401(k) plan because of qualified plan limits that the Internal Revenue Code imposes. The Retirement Restoration Plan also credits participants with a matching contribution equal to the difference between the amount of matching contribution made under the 401(k) plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into our 401(k) plan. The Retirement Restoration Plan also credits participants with an amount equal to the difference between the amount of retirement contribution made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits.

Under both plans, a participant may elect to have his or her cash deferrals credited to a common stock unit account or one or more investment accounts that are the same as those available under our 401(k) plan, which serve to measure the earnings that we will credit on the participant’s deferrals. Restricted stock deferrals under the Executive Deferred Compensation Plan are automatically credited to the common stock unit account until vested, after which the participant may reallocate deferrals to another investment account. Amounts allocated to the common stock unit account are credited with dividend equivalents, which are treated as if reinvested in additional common stock units.

Under both plans, deferred amounts are paid upon a participant’s termination of employment in a lump sum or up to ten year annual installments, as the participant elects.

Dividends paid on restricted stock awards that a participant has elected not to defer are also accumulated within the Executive Deferred Compensation Plan, deemed reinvested in common stock units, and paid to a participant in a lump sum when the related shares of restricted stock vest.

DIRECTOR COMPENSATION DURING FISCAL YEAR 2009

The following table provides information about the compensation that our directors earned during fiscal year 2009 and their holdings of equity awards as of September 30, 2009. The table does not include Mr. Roell, who is our Chairman of the Board, President and Chief Executive Officer and who received no additional compensation for his service as a director.

	Fees Earned or	Stock
	Paid in Cash(1)	Awards(2)	Total
Name	($)	($)	($)

David Abney(3)	4,182	89,094	93,276
Dennis W. Archer	100,003	99,997	200,000
Robert L. Barnett	125,003	99,997	225,000
John M. Barth(4)	25,012	25,193	50,205
Natalie A. Black	100,003	99,997	200,000
Eugenio Clariond Reyes-Retana	100,003	99,997	200,000
Robert A. Cornog	125,003	99,997	225,000
Richard Goodman	100,003	99,997	200,000
Jeffrey A. Joerres	118,753	99,997	218,750
William H. Lacy	125,003	99,997	225,000
Southwood J. Morcott	125,003	99,997	225,000
Richard F. Teerlink(4)	25,012	25,193	50,205

(1)	Amounts shown include a portion (50%) of the annual retainer of $200,000 that we pay quarterly to each of our non-employee directors, and an additional annual retainer of $25,000 that we pay quarterly to the Chairperson of each of our committees of the Board.

(2)	Amounts shown include a grant to each director (other than Mr. Abney) of 7,097 shares of our common stock with a closing stock price on the grant date of $14.09. Due to his becoming a new non-employee director after the beginning of fiscal 2009, we granted Mr. Abney 149 shares of our common stock with a closing stock price on the grant date (September 16, 2009) of $27.48, and a one-time grant of common stock units with a value of $85,000 in connection with his election.

(3)	Mr. Abney was elected as a Director on September 16, 2009.

(4)	Mr. Barth and Mr. Teerlink retired from our Board as of December 31, 2008.

For fiscal year 2009, we paid each non-employee director $200,000 (pro-rated for partial year service) in the form of an annual retainer, paid half in cash and half in shares of common stock at the then current market price, which shares we issued under the 2003 Director Stock Plan. For fiscal year 2010, the annual retainer has been increased to $220,000. We pay the cash portion of the retainer quarterly in October, January, April and July. We issue the stock annually using the market closing price as of the date of the Annual Meeting. We also reimburse non-employee directors for any expenses relating to their service as directors. Additionally, we pay the Chairpersons of the Audit, Compensation, Corporate Governance and Finance Committees an annual retainer of $25,000, each in cash.

Historically, new non-employee directors received a one-time grant of 2,400 shares of common stock upon election or appointment. In fiscal year 2009, our Board approved changing initial one-time grants to new non-employee directors from a fixed amount of shares of common stock to a fixed value of $85,000 payable in common stock units that are settled in cash only upon termination of service with our Board. Our Board believes that providing equality in initial grant value to new non-employee directors upon election or appointment, as well as additionally deferring settlement of the restricted stock units and requiring them to be held until termination or retirement from our Board, further supports our director stock ownership policy and is in the best interest of shareholders.

We maintain a director stock ownership policy that requires our directors to hold significant amounts of our stock. Our current stock ownership policy requires our directors to hold five times the value of the common stock portion of their retainer within five years of their election or appointment to our Board. All of our directors comply with the stock ownership policy guidelines.

We permit non-employee directors to defer all or any part of their retainer under the Deferred Compensation Plan for Certain Directors. A director may elect to treat any amount deferred as if invested in any of the investment funds that are available under our tax-qualified Savings and Investment Plan or into share units. We pay the deferred amount as adjusted for earnings, losses, gains and dividends, as applicable, to the director after the director retires or otherwise ceases service on our Board, in a lump sum or up to ten year annual installments, as the director elects. Prior to October 1, 2006, under the Director Share Unit Plan, we credited stock units annually into each non-employee director’s account. Directors may now elect to treat the value of existing units as if invested in any of the accounts available under the Savings and Investment Plan.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL

The following is a discussion of the nature and estimated value of payments and benefits that each of our named executive officers would receive in the event of termination of the executive’s employment or upon a change of control. We based the estimated value of the payments and benefits that we would provide on an assumption that the termination of employment or the change of control, or both, as applicable, occurred on September 30, 2009, the last business day of our fiscal year 2009. We can only determine the actual amounts of payments and benefits that an executive officer would receive upon his termination or upon a change of control at the actual time of such event.

Employment Agreements

We have entered into an employment agreement with each of our executive officers, including each of our named executive officers, but Mr. Wandell relinquished his agreement upon his retirement. On April 30, 2009, after 21 years of service to the company, Mr. Wandell retired as an employee of our company. Accordingly, Mr. Wandell became entitled to receive payments and distributions relating to the retirement benefits that he had been accruing during his service as an officer of our company. These included distribution of any vested benefits under the Retirement Restoration Plan and normal payouts under the Pension Plan (see the Pension Benefits Table), as well as a distribution of any vested benefits under the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table). Mr. Wandell is also entitled to receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period. For the performance periods ending in fiscal year 2009, the pro-rata amounts are indicated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

At the time of his retirement, Mr. Wandell retained his shares of restricted stock that had not vested prior to or at the time of retirement, and these shares will continue to vest on the normal vesting schedule as reflected in the footnotes to the “Outstanding Equity Awards at Fiscal Year 2009 Year End” table. The award agreement provides that Mr. Wandell will not earn the restricted stock if he engages in conduct harmful to the best interests of our company. In addition, vesting for all outstanding option awards that we granted to Mr. Wandell under the 2000 Stock Option Plan prior to March 23, 2005 accelerated at the time of his retirement so that all of these options became exercisable in full. All outstanding options that we granted to Mr. Wandell under the 2000 Stock Option Plan on and after March 23, 2005, and vesting for all stock options that we granted to Mr. Wandell under the 2007 Option Plan, that had been outstanding for at least a full calendar year after the date of grant, accelerated at the time of his retirement so that all of these options became exercisable in full. Those outstanding options are reflected in the “Outstanding Equity Awards at Fiscal Year 2009 Year End” table.

Each employment agreement contains substantially similar terms except for individual salary amounts and benefits. In addition to setting forth the terms and conditions of each named executive officer’s employment and the amounts payable upon the executive’s termination of employment, the employment agreements contain terms that protect the company from certain business risks, including:

•	an agreement by the executive officer to perform his/her assigned duties by devoting full time, due care, loyalty and best efforts to the duties and complying with all applicable laws and the requirements of our policies and procedures on employee conduct;

•	a prohibition on the executive officer’s competition with our company, both during employment and for a period of one year after employment;

•	a prohibition on the executive officer’s ownership of a 5% or greater interest in any of our competitors;

•	a prohibition on the executive officer’s ability to share confidential information and trade secrets, both during employment and for two years after employment; and

•	a requirement that disputes related to the employment agreement be settled through arbitration instead of potentially costly litigation.

Summary of the Payments and Benefits Upon Each Termination Scenario

The following summarizes the types of payments and benefits to which each of our named executive officers (other than Mr. Wandell) would have been entitled if he had terminated employment on September 30, 2009, under various scenarios. These payments and benefits are generally based on the terms of the employment agreements and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, nonqualified Executive Deferred Compensation Plan, Executive Survivor Benefits Plan, and the severance plan for our U.S. salaried employees.

For each termination scenario, we have not separately quantified any amounts that a named executive officer would receive under plans generally available to all management employees that do not discriminate in favor of the named executive officers. These include distributions under our pension plan and 401(k) savings plan, disability benefits, vesting of stock option and restricted stock awards under equity plans, any salary or bonus awards due to the employee through the date of termination, pro-rated bonus awards relating to outstanding bonus awards and accrued vacation.

Voluntary Termination:  A named executive officer may terminate his employment with us at any time. In general, upon the executive’s voluntary termination:

•	we are not obligated to provide any severance pay;

•	all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock and restricted stock units; and

•	all benefits and perquisites we provide will cease.

The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 39) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 42).

Retirement and Early Retirement:  None of our named executive officers whom we employed on September 30, 2009 was eligible for full retirement on that date, although Mr. Roell was eligible for early retirement (which our Pension Plan defines as reaching age 55 and having 10 or more years of service). For an estimate of the value of the pension benefit for a named executive officer upon retirement, please see the Pension Benefits Table on page 39. In addition to such pension benefit, upon the executive’s full or early retirement:

•	we are not obligated to pay any severance;

•	the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	with respect to stock options:

•	the vesting of any unvested stock options that we granted to the executive under our 2000 Stock Option Plan and our 2007 Stock Option Plan that have been outstanding for at least one full calendar year after the year of grant will accelerate so that all of the options are exercisable in full (and the executive will forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•	the executive will retain his shares of restricted stock and restricted stock units that had not vested at the time of retirement, and they will continue to vest on the normal vesting schedule (however, the award agreement provides that the executive will not earn the award if he engages in conduct harmful to the best interests of our company after his retirement);

•	if the executive (other than Dr. Bolzenius, who is not eligible for participation in the Retirement Restoration Plan) is age 65 or older, his accounts under the Retirement Restoration Plan will vest in full; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 39) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 42).

Termination for “Cause”:  We may terminate the employment of a named executive officer for “cause” under the terms of the employment agreements. A termination for “cause” generally means a termination for theft, dishonesty, fraudulent misconduct, violation of certain provisions of the employment agreement, gross dereliction of duty, grave misconduct injurious to our company, and serious violation of the law or our policies on employee conduct. A named executive officer will not receive any special payments or benefits if we terminate his employment for “cause.” On the executive’s termination date, all of his outstanding unvested stock options will immediately terminate, and we will cancel any pending option exercises. In addition, the executive will forfeit all unvested shares of restricted stock and restricted stock units. The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 39) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 42).

Termination without “Cause”:  If we terminate the employment of a named executive officer and the termination is not for “cause,” then:

•	the executive officer will receive a cash severance benefit in an amount equal to the greater of one year of the executive’s base salary as of the termination date or twice the amount payable under our severance plan for U.S. salaried employees. The severance benefit under the salaried severance plan depends upon the employee’s years of service with us, with severance starting at two weeks of base salary for an employee who has only one year of service and increasing to a maximum of 52 weeks of base salary for an employee who has 30 or more years of service;

•	all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock or restricted stock units; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 39) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 42).

The following is an estimate of the severance that each named executive officer would receive assuming the termination without “cause” occurred on September 30, 2009:

	Stephen A.	R. Bruce	C. David	Beda	Alex A.
	Roell	McDonald	Myers	Bolzenius	Molinaroli

Severance	$2,140,385	$725,000	$811,000	$735,000	$939,231

Termination due to Disability:  If a total and permanent disability causes a named executive officer’s termination, then:

•	we are not obligated to pay severance. Rather, the executive may be entitled to disability pay under our short- and long-term disability plans for U.S. salaried employees;

•	the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate so that all of the options are exercisable in full;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	the executive officer will immediately vest in his accounts under the Retirement Restoration Plan;

•	if the executive is younger than age 65, then the executive will continue to be covered under the Executive Survivor Benefits Plan, the benefits of which we describe below; and

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of total and permanent disability, the executive also will be entitled to distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits table on page 39) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Plan table on page 42).

The following is an estimate of the retirement restoration plan benefit that arises from vesting that accelerates due to disability that each named executive officer would receive assuming the disability termination occurred on September 30, 2009:

	Stephen A.	R. Bruce	C. David	Beda	Alex A.
	Roell	McDonald	Myers	Bolzenius	Molinaroli

Retirement Restoration Plan	$0	$0	$235,475	$0	$0

Termination due to Death:  If a named executive officer dies while he is our employee, then:

•	the executive officer is eligible for benefits under our Executive Survivor Benefits Plan if our Board elected him or her as an officer prior to September 15, 2009. Under the terms of the plan that were in effect at September 30, 2009, the beneficiaries of a named executive officer would receive a lump sum death benefit in an amount equal to three times the executive’s final base salary if the executive dies prior to age 55, or two times the executive’s base salary if the executive dies on or after age 55, plus an additional “gross-up” amount. As of September 30, 2009, the applicable multiples for the named executive officers are: Mr. Roell — two times, Mr. McDonald — three times, Mr. Myers — three times, Dr. Bolzenius — three times, and Mr. Molinaroli — three times. In addition, the beneficiaries of the executive officer would receive a continuation of the executive’s base salary for a period of six months after the executive officer’s death. During fiscal year 2009, the Executive Survivor Benefits Plan was frozen to limit participation to current elected officers. Officers elected after September 15, 2009, will participate in our regular group life insurance coverage.

•	the executive’s beneficiaries will receive, at the end of the applicable performance period for each of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount the executive would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate such that the options become immediately exercisable to the extent they would have vested during the one-year period after the date of death;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of death, the executive or the executive’s beneficiaries also will be entitled to a distribution of the executive’s vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 39) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 42).

The following is an estimate of the Executive Survivor Benefits Plan value that each named executive officer would receive assuming the death occurred on September 30, 2009:

	Stephen A.	R. Bruce	C. David	Beda	Alex A.
	Roell	McDonald	Myers	Bolzenius	Molinaroli

Executive Survivor Benefits Plan(1)	$5,291,321	$4,161,627	$4,655,282	$4,003,114	$3,788,515

(1)	In determining the amount of the gross-up to include in the table above, we made the following material assumptions: a tax rate of 42.75% for Wisconsin residents and a tax rate of 39.35% for Michigan residents. During fiscal year 2009, The Committee froze this Plan to limit participation to current elected officers. No new participants are allowed.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers, including each of our named executive officers, but Mr. Wandell relinquished his agreement upon his retirement on April 30, 2009. Upon a change of control of our company, the change of control agreements supersede the employment agreements. The change of control agreements generally entitle each named executive officer to continued employment with our company or our successor for two years following the change of control, with a base salary, bonus and other benefits at least equal to the base salary, bonus and benefits we paid or provided prior to the change of control. The change of control agreements also provide for a severance payment and continued welfare and medical benefits upon termination of the executive’s employment under certain circumstances during the two year employment period that begins on the date of the change of control, as we explain in more detail under “Termination Upon or Following a Change of Control” below. The agreement defines a change of control as:

•	the acquisition by a person or group of 35% or more of our common stock;

•	a change in a majority of our Board without the endorsement of the new Board members by the existing Board members;

•	a reorganization, merger, share exchange or other corporate reorganization or a sale of all or substantially all of our assets, except if it would result in continuity of our shareholders of at least 50%, if no person owns 35% or more of the outstanding shares of the entity resulting from the transaction, and if at least a majority of our Board remains; or

•	approval by our shareholders of our liquidation or dissolution.

Summary of the Payments and Benefits Upon a Change of Control

The following summarizes the types of payments and benefits to which each of our named executive officers would have been entitled if a change of control had occurred or if both a change of control and a termination of employment had occurred, on September 30, 2009. These payments and benefits are generally based on the terms of our change of control agreements, and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, and nonqualified Executive Deferred Compensation Plan.

For each change of control scenario, we have not separately quantified any amounts that a named executive officer would receive under plans generally available to all management employees that do not discriminate in favor of the named executive officers (such as vesting of stock option and restricted stock awards under equity plans and payments of pro-rated bonus awards relating to outstanding bonus awards).

Change of Control:  In the event of a change of control of our company, which each relevant compensation and bonus plan generally defines in the same manner as under the change of control employment agreement we discuss above, the following will occur as of the time of the change of control whether or not the named executive officer’s employment terminates:

•	the executive officer will receive a pro-rata portion of the maximum amount payable under each annual and long-term bonus award outstanding under our Annual and Long-Term Incentive Performance Plans;

•	vesting of all stock options that the executive officer then holds will accelerate so that the options will be exercisable in full;

•	all of the executive officer’s unvested shares of restricted stock and restricted stock units will vest; and

•	all amounts that the executive officer accrued under the nonqualified Executive Deferred Compensation Plan and Retirement Restoration Plan will immediately vest and we will pay these amounts in full in a lump sum.

The payments and the value of benefits under the change of control agreements or under any of our other plans and programs in connection with a change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes, which would cause the executive officer to pay additional federal taxes. The change of control agreement provides that we will pay the executive officer an additional amount, called a “gross-up payment,” necessary to offset any taxes of this type that the Internal Revenue Service imposes on the executive officer and any additional taxes on this payment.

The following is an estimate of the Retirement Restoration Plan benefit that arises from vesting that accelerates due to the change of control and the excise tax gross up that each named executive officer would receive assuming the change of control (no termination) occurred on September 30, 2009:

	Stephen A.	R. Bruce	C. David	Beda	Alex A.
	Roell	McDonald	Myers	Bolzenius	Molinaroli

Retirement Restoration Plan	$0	$0	$235,475	$0	$0
Excise Tax Gross Up(1)	$0	$0	$0	$0	$0

(1)	The change of control agreements provide that if the aggregate payments under the change of control agreement or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the executive officer the amount necessary to offset the excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. In determining the amount of the excise tax gross-up to include in the table above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 7.75% state income tax rate, and a 1.45% Medicare tax rate; the calculation also assumes that we can prove that we did not grant the 2009 equity awards in connection with a change of control.

Termination Upon or Following a Change of Control:  As we discuss above, we have change of control agreements with each of our named executive officers other than Mr. Wandell, who retired on April 30, 2009. This agreement provides for a two year employment period that begins on the date of the change of control.

Under the agreement,

•	if we terminate the executive officer’s employment (or our successor terminates the executive officer’s employment) other than for cause;

•	if the executive officer terminates his employment for good reason;

•	if the executive officer’s employment ceases as a result of the executive officer’s death or disability; or

•	if the executive officer voluntarily terminates his employment within a 30-day period beginning on the first anniversary of the change of control (during fiscal year 2009, the Committee eliminated this trigger from the form of change of control agreement that we intend to use for agreements that we enter into in the future);

in each case within the two year period then the executive officer or the executive officer’s beneficiary will receive:

•	a lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of:

•	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or

•	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

•	payment of a pro-rata portion of the greater of the following:

•	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or

•	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

however, if (and only if) the executive officer’s termination occurs on the change of control date, then we will reduce this amount by the amount we paid under the Annual and Long-Term Incentive Performance Plan as a result of the change of control);

•	a cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued for the remainder of the employment period under our pension plan and our Retirement Restoration Plan, assuming the executive officer is fully vested in such benefits at the time of termination; and

•	continued medical and welfare benefits for the remainder of the employment period.

As we describe under “Change of Control,” the payments and the value of benefits we provide under the change of control agreements or under any of our other plans or programs in connection with the change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes. The change of control agreement provides that we will pay the executive officer a gross-up payment as applicable.

The following is an estimate of the severance, continued medical and welfare benefit value, and excise tax gross up that each named executive officer would receive assuming the change of control and termination occurred on September 30, 2009:

	Stephen A.	R. Bruce	C. David	Beda	Alex A.
	Roell	McDonald	Myers	Bolzenius	Molinaroli

Severance(1)	$13,212,877	$6,953,000	$6,903,000	$6,129,000	$4,555,000
Continued Medical & Welfare Benefits(2)	$4,288,549	$569,329	$269,323	$459,769	$773,452
Excise Tax Gross Up(3)	$0	$4,163,627	$0	$3,570,679	$2,722,044

(1)	The amount reported reflects the amounts actually earned under the short- and long-term bonus awards for the performance period ending in fiscal year 2009. Pursuant to the terms of our change in control agreement, the payment shown for Mr. Roell reflects a reduction of $1,371,123. The payment was reduced so that the excess tax does not apply and the executive does not receive a gross up.

(2)	The amount reflects our estimate of the cost to us of providing medical and welfare benefits for the employment period, including medical, prescription, dental, disability and life, accidental death and travel and accident insurance. The amount also includes the lump sum value of the additional benefits the named executive officer would have accrued during the employment period under our pension plan and our Retirement Restoration Plan.

(3)	The change of control agreements provide that if the aggregate payments under the change of control agreement or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the named executive officer the amount necessary to offset the excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. In determining the amount of the excise tax gross-up to include in the table above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 7.75% state income tax rate, and a 1.45% Medicare tax rate; the calculation also assumes that we can prove that we did not grant the 2009 equity awards in connection with a change of control. We also assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change of control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax.

If the executive officer terminates his employment during the employment period for other than good reason (except, for our current named executive officers, during the 30-day period beginning on the first anniversary of the change of control) then the executive officer will receive only a payment of a pro-rata portion of the greater of the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or the sum of the annual and long-term cash bonuses for the most recently completed fiscal year.

If we terminate the executive officer’s employment for cause, then no additional pay or benefits are due.

We would have “cause” to terminate the executive officer’s employment under the change of control agreement if the executive repeatedly and deliberately fails to perform the duties of his position and does not correct such failure after notice, or if the executive officer is convicted of a felony involving moral misconduct.

The executive officer would have “good reason” to terminate employment under the change of control agreement if:

•	we assign the executive officer duties inconsistent with his position or we take other actions to reduce the executive officer’s authority or responsibilities;

•	we breach any provision of the change of control agreement relating to salary, bonus and benefits payable following the change of control;

•	we require the executive officer to relocate;

•	we terminate the executive officer’s employment other than as the agreement permits;

•	we fail to require the successor in the change of control transaction to expressly assume the agreement; or

•	we request that the executive perform an illegal or wrongful act in violation of our code of conduct.

The executive officer also has the right, exercisable during a 30-day period following the first anniversary of a change of control, to terminate his or her employment with us for any reason and receive the severance payments and the continued medical and welfare benefits we describe above as if the executive officer had terminated for good reason. During fiscal year 2009, the Committee eliminated this provision from the form of change of control agreement that we intend to use for agreements that we enter into in the future.

BOARD INFORMATION

Board Meetings:	In fiscal year 2009, the Board held a total of seven regular meetings. During fiscal year 2009, each Director attended at least 85% of Board meetings and at least 92% of Board committee meetings for the committees on which the director served. The Board has a presiding director position. The presiding director is a rotational assignment held in turn by the independent Chairpersons of the Audit, Corporate Governance, Compensation, and Finance Committees. In addition, the Board requires executive sessions of the non-management directors at least twice annually. During these executive sessions, and when the Chairperson is unavailable for regular Board meetings, the presiding director has the responsibility to lead the meeting, set the agenda, and determine the information to be provided.

Board Independence:	The Board of Directors annually determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with the NYSE’s listing standards for the independence of directors. The Board has established categorical standards of independence to assist it in making determinations of director independence, which we have set forth in the Company’s Corporate Governance Guidelines and posted on our website (at http://www.johnsoncontrols.com/governance). Under these standards, we will not consider the following relationships that currently exist or that have existed, including during the preceding three years, to be material relationships that would impair a director’s independence:

a) A family member of the director is or was an employee (other than an executive officer) of our company.

b) A director, or a family member of the director, receives or received less than $100,000 during any twelve-month period in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service. We will not consider compensation that (a) a director receives for former service as an interim Chairperson or Chief Executive Officer or other executive officer of our company or (b) a family member of the director receives for service as a non-executive employee of our company.

c) A director, or a family member of the director, is a former partner or employee of our company’s internal or external auditor but did not personally work on our company’s audit within the last three years; or a family member of a director is employed by an internal or external auditor of our company but does not participate in such auditor’s audit, assurance or tax compliance practice.

d) A director, or a family member of the director, is or was an employee, other than an executive officer, of another company where any of our company’s present executives serve on that company’s compensation committee.

e) A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to or receives payments from our company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

f) A director is or was an executive officer, employee or director of, or has or had any other relationship with, a tax exempt organization to which our company’s and its foundation’s contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

g) A director is a shareholder of our company.

h) A director has a relationship that currently exists or that has existed with a company that has a relationship with our company, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

i) A family member of the director, other than his or her spouse, is an employee of a company that has a relationship with our company but the family member is not an executive officer of that company.

j) A family member of the director has a relationship with our company but the family member is not an immediate family member of the director. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

k) Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under NYSE listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

The Board has affirmatively determined by resolution that each of Ms. Black and Messrs. Abney, Archer, Barnett, Clariond Reyes-Retana, Cornog, Goodman, Joerres, Lacy, and Morcott is independent. Based on the NYSE’s listing standards and our Corporate Governance Guidelines, the Board affirmatively determined that Mr. Roell is not independent. The Board is comprised of greater than two-thirds independent directors.

When making its director independence determinations, based on the information provided by the directors, the executive officers, and a survey by the Company’s legal and finance departments, the Board of Directors was aware of the following:

• our business relationship with UPS and its subsidiaries (package delivery, supply chain and freight services provider) of which Mr. Abney is the chief operating officer;

• our business relationship with the law firm Dickinson Wright, of which Mr. Archer is a partner;

• our relationship with The American Club (hotel and conference services) — an affiliate of Kohler Company — of which Ms. Black is the general counsel;

• our business relationship with PepsiCo. Inc. (food and beverage producer), of which Mr. Goodman is the chief financial officer; and

• our business relationship with Manpower Inc. and its subsidiaries (provider of employment services) of which Mr. Joerres is the chief executive officer.

The amounts involved in each relationship did not exceed the greater of $1 million or 2% of either company’s revenue. As a result, each qualified under a categorical standard of independence that the Board previously approved (paragraph (e) in the listing above), and therefore, none of the relationships was a material relationship that impaired the director’s independence.

In addition, the Board of Directors considered an arm’s length transaction on standard pricing and terms pursuant to which Mr. Lacy purchased residential controls and services from the building efficiency business for his personal use. The Board determined that the transaction, which arose in the ordinary course of the company’s business, did not constitute a material relationship that impaired his independence.

Related Person Transactions:	Our Board of Directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

• a “related person” means any of our directors, executive officers, or nominees for director, or any of their immediate family members; and

• a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Under our policies, each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. In addition, the questionnaire we send annually to directors and executive officers solicits information regarding related person transactions that are currently proposed or occurred since the beginning of our last fiscal year. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must also be disclosed to the full Board of Directors.

The Board and Audit Committee reviewed and approved the following transactions with executive officers pursuant to our policies:

* Executive officers who participated in the Company’s public debt offerings of Equity Units and 6.50% Convertible Senior Notes due September 30, 2012 (the “Senior Notes”), and whose participation exceeded $120,000, purchased securities in the following aggregate amounts: Bruce McDonald — $1,500,000 and David Myers — $500,000. These executive officers purchased the securities from the underwriters for the offerings at the same prices and on the same terms that applied to unaffiliated purchasers of the securities.

* Executive officers who participated in the Company’s (i) Offer to Exchange its Equity Units for a cash payment and shares of Common Stock and (ii) Offer to Exchange the Senior Notes for a cash payment and shares of Common Stock, and whose participation exceeded $120,000, received cash and acquired shares of our Common Stock in the following aggregate amounts: Bruce McDonald — 102,986 shares and $93,525 in exchange for 12,000 Equity Units and $500,000 in aggregate principal amount of the Senior Notes. David Myers — 29,147 shares and $46,763 in exchange for 6,000 Equity Units. These executive officers participated in the exchange offers at the same prices and on the same terms that applied to unaffiliated participants.

Board Succession Plan:	We designed the Board Succession Plan to maintain effective shareholder representation. The plan has three important elements. First, the Plan sets the mandatory retirement age for directors as the last day of the calendar year in which a director reaches his or her 72nd birthday. Second, the Plan states that no director may serve as a committee chair of the same committee for more than five consecutive years or of any committee after the last day of the calendar year in which the director reaches his or her 70th birthday. Prior to a committee chair’s mandatory end date, we will implement a transition process in which the new chair will work collaboratively with the retiring chair as they transition duties and responsibilities. Third, the Plan requires that at the time a Chief Executive Officer either resigns or retires from our company, he or she must resign and retire from the Board as well, following a transition period upon which the Chief Executive Officer and the Compensation Committee mutually agree.

We provide the Corporate Governance Guidelines and Corporate Governance Committee Charter on our website at http://www.johnsoncontrols.com/governance, or you may request a copy of these materials by contacting Shareholder Services at the address or phone number that we provide in the “Questions and Answers” section of this proxy statement.

Board Evaluation:	Each year, the Board conducts an evaluation of the nominees, the committees, and the Board to determine their effectiveness. The Corporate Governance Committee annually determines the manner of these evaluations to ensure that the Board receives accurate and insightful information. During fiscal 2009, each nominee participated in a self-assessment and underwent a performance review, and each director provided an evaluation of each nominee, to determine each nominee’s effectiveness. Based on that input, areas were identified for further discussion and potential improvement. As a result of the quality of the information gained through these evaluation processes, the Board was able to objectively evaluate its processes and to enhance its procedures to ensure greater director, committee and Board effectiveness.

Board Committees:	Executive Committee: The primary functions of the committee are to exercise all the powers of the Board when the Board is not in session, as the law permits. The Executive Committee held no meetings last year.

Audit Committee: The primary functions of the committee are to:

• Review and discuss the audited financial statements with management for inclusion of the financial statements and related disclosures in our Annual Report on Form 10-K and in our quarterly filings on Form 10-Q;

• Review annually the internal audit and other controls that management establishes;

• Review the results of management’s and the independent registered public accounting firm’s assessment of the design and operating effectiveness of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

• Review and discuss with management and our independent registered public accounting firm our financial reporting process and our critical accounting policies;

• Appoint and oversee the compensation and work of our independent registered public accounting firm;

• Review management’s evaluation of our independent registered public accounting firm;

• Review the audit plans prepared by internal audit and the independent registered public accounting firm;

• Review applicable confidential reporting of possible concerns regarding internal accounting controls, accounting and auditing matters;

• Pre-approve all auditing services and permitted non-audit services that our independent registered public accounting firm will perform;

• Review related persons transactions and decide whether to approve or ratify a related person transaction;

• Disclose any related person transaction to the full Board of Directors;

• Review the company’s tax situation and significant tax planning initiatives;

• Review the status of major information technology plans;

• Review the company’s risk assessment process and risk management policies including reviewing the company’s major financial risk exposure and the steps management has taken to monitor and control such exposure;

• Report the results or findings of all activities to the Board on a periodic basis; and

• Review annually the committee’s performance and report its findings and recommenda-tions to the Board.

The Audit Committee held eight regular meetings last year. All members are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines.

Compensation Committee: The primary functions of the committee are to:

• Recommend to the Board the selection and retention of officers and key employees;

• Review and approve compensation for the Chief Executive Officer and senior executives;

• Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval;

• Establish objectives, determine performance, and approve salary adjustments of the Chief Executive Officer;

• Approve disclosure of executive compensation related information in our proxy statement;

• Approve the retention and termination of outside compensation consultants;

• Review our executive compensation programs with outside consultants and recommend such programs to the Board;

• Review annually the committee’s performance and report its findings and recommendations to the Board;

• Review a management succession plan and recommend management succession decisions;

• Review and approve employment related agreements for the Chief Executive Officer and senior executives;

• Report the results or findings of these activities to the Board on a periodic basis; and

• Periodically review Pension Plan design.

The Compensation Committee held five meetings last year. All members are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. The committee exercises the Board’s powers regarding compensation of our executive officers. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance Committee: The primary functions of the committee are to:

• Recommend to the Board nominees for directors;

• Consider shareholder-recommended candidates for election as directors;

• Recommend the size and composition of the Board;

• Develop guidelines and criteria for the qualifications of directors for Board approval;

• Approve director compensation programs;

• Approve committees, committees’ rotational assignments, and committee structure for the Board;

• Approve and review performance criteria for the Board;

• Ensure formalization of written ethics policy and employee education in the policy;

• Review and recommend corporate governance practices and policies of our company;

• Review and decide on conflicts of interest that may affect directors;

• Report the results or findings of these activities to the Board on a periodic basis; and

• Review annually the committee’s performance and report its findings and recommendations to the Board.

The Corporate Governance Committee held five meetings last year. All members are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines.

Finance Committee: The primary functions of the committee are to:

• Review major risk exposures and management’s plans to monitor and control such exposures;

• Review and approve, within the limits established by the Board, our capital appropriations matters;

• Annually review and recommend to the Board of Directors capital expenditure authorization levels;

• Review capital structure, financing plans, and other significant treasury policies;

• Review our policies governing long term investment goals and asset allocation targets for significant defined benefit and defined contribution plans;

• Approve funding for significant defined benefit and defined contribution plans;

• Review dividend policy and share repurchase programs; and

• Review annually the committee’s performance.

The Finance Committee held five meetings last year. All members of the Finance Committee are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines.

BOARD COMMITTEE MEMBERSHIP

Johnson Controls Board Committee Membership

Corporate
	Audit	Executive	Compensation	Governance	Finance
David P. Abney(1)	✓			✓

Dennis W. Archer			✓	✓

Robert L. Barnett	✓	✓		*

Natalie A. Black				✓	✓

Robert A. Cornog	*	✓		✓

Richard Goodman	✓				✓

Jeffrey A. Joerres			✓		✓

William H. Lacy		✓	✓		*

Southwood J. Morcott		✓	*	✓

Eugenio Clariond Reyes-Retana			✓		✓

Stephen A. Roell		*

* Chair of Committee

✓ Committee Member

(1)	Mr. Abney was elected to the Board of Directors on September 16, 2009 and was appointed to the Audit and Corporate Governance committees on November 18, 2009. His appointments were effective immediately.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter that the Board of Directors has adopted. The Audit Committee, which reviews the charter at least annually, amended it in January 2009. The charter is available on our web site at http://www.johnsoncontrols.com/governance. Each member of our Audit Committee meets our independence requirements and the New York Stock Exchange’s independence requirements and the Corporate Governance Guidelines. The Board of Directors has determined that Messrs. Barnett, Cornog, and Goodman are Audit Committee financial experts as defined by the rules of the Securities and Exchange Commission.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

During fiscal year 2009, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held eight regular meetings. Specifically, the Committee, among other actions:

•	reviewed and discussed our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC with management and the independent auditor;

•	reviewed with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewed with the independent auditor, management and the internal auditor, as appropriate, the audit scopes and plans of both the independent auditor and internal auditor;

•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor; and

•	received the annual letter provided to the Company pursuant to PCAOB Ethics and Independence Rule 3526 from PricewaterhouseCoopers LLP, confirming its independence.

The Audit Committee has reviewed and discussed our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2009, and the independent auditor’s report on those financial statements, with our management and independent auditor. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by Statement on Auditing Standards 61, as amended, “The Auditor’s Communication with those charged with governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees.” This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended September 30, 2009, PricewaterhouseCoopers LLP was employed principally to perform the annual audit and to render other services. Fees we paid to PricewaterhouseCoopers LLP for each of the last two fiscal years are listed in the following table.

	Fiscal Year	Fiscal Year
	2008	2009

Audit Fees	$18,340,000	$18,349,000
Audit-Related Fees	$1,227,000	$1,105,000
Tax Fees	$2,965,000	$3,207,000
All Other Fees	$47,000	—

Audit fees include fees for services performed to comply with audit standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal year 2009. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions, and related reserves and consents, and assistance with and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding accounting principles generally accepted in the U.S., reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All other fees primarily include fees associated with U.S. customs compliance, corporate restructurings, and value-added tax compliance. The Audit Committee acknowledged that there was no provision of non-audit services in the category of “All Other Fees”.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, and it pre-approved 100% of all such services in fiscal year 2009. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. Based on its review of the discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K.

Robert A. Cornog, Chairman
Robert L. Barnett
Richard Goodman
Members, Audit Committee

JOHNSON CONTROLS SHARE OWNERSHIP

Directors and Officers:	The following table lists our Common Stock ownership as of November 19, 2009 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially owns more than 1% of the outstanding Common Stock.

	Amount and	Options
	Nature of	Exercisable	Units Representing
	Beneficial	within	Deferred	Percent of
Name of Beneficial Owner	Ownership(1)	60 Days(2)	Compensation(3)	Class

Roell, Stephen A.	675,127	1,603,500	157,584	0.34%
Wandell, Keith E.	112,864	1,563,000	—	0.25%
McDonald, R. Bruce	118,816	939,000	198,985	0.16%
Bolzenius, Beda	66,246	417,000	—	0.07%
Molinaroli, Alex	50,058	339,000	39,349	0.06%
Myers, David	84,997	372,000	12,434	0.07%
Abney, David E.	149		3,093	0.00%
Archer, Dennis W.	2,400		36,059	0.00%
Barnett, Robert	12,281		138,819	0.00%
Black, Natalie A.	5,292		61,105	0.00%
Clariond, Eugenio	370,743		25,550	0.06%
Cornog, Robert A.	31,276		140,476	0.00%
Goodman, Richard	4,507		7,243	0.00%
Joerres, Jeffrey A.	4,892		70,550	0.00%
Lacy, William H.	46,629		76,264	0.01%
Morcott, Southwood J.	34,493		51,746	0.01%
All Directors and Executive Officers as a group [not including deferred shares referred to in footnote(3)]	1,998,533	7,201,398
TOTAL PERCENT OF CLASS OF COMMON STOCK EQUIVALENTS	0.30%	1.07%

(1)	Includes all shares for each officer or director that directly has or shares the power to vote or direct the vote of such shares, or to dispose of or direct disposition of such shares.

(2)	Reflects common stock equivalents of stock options exercisable within 60 days that are owned by these officers.

(3)	Reflects common stock equivalents under the deferred and equity based compensation plans that are owned by these officers and directors. Units will not be distributed in the form of common stock.

Schedule 13D and Schedule 13G Filings:	The company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the company’s securities. The table is based upon reports on Schedule 13Ds and Schedule 13Gs filed with the Securities and Exchange Commission as of November 13, 2009.

		Amount and
	Name and Address	Nature of	Percent of
Title of Class	of Beneficial Owner	Ownership	Class

Common Stock $0.01-7/18	Capital Research Global Investors, Inc.	34,545,700	5.8%
	333 South Hope Street Los Angeles, CA 90071(1)
	UBS Global Asset Management Americas, Inc. One North Wacker Drive Chicago, IL 60606(2)	17,675,223	3.0%

(1)	Capital World Investors reported as of February 13, 2009, sole voting power with respect to 16,910,700 shares and sole dispositive power with respect to 34,545,700 shares.

(2)	UBS Global reported as of February 10, 2009, sole voting power with respect to 15,317,796 shares and shared dispositive power with respect to 17,675,223 shares.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a):	Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, and upon representations from those persons, all reports required to be filed during fiscal year 2009 with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934 were timely made, with the exception of reports filed by Alex A. Molinaroli, in which he inadvertently missed the filing deadline to report the acquisition of 7,470.409 phantom stock units on June 11, 2009; Stephen A. Roell, in which he inadvertently missed filing deadlines to report the acquisition of a total of 1,074 shares of Common Stock during 2007, 2008 and 2009, acquired through a discretionary brokerage account over which Mr. Roell had no control; and William H. Lacy, in which he inadvertently missed filing deadlines to report the acquisition of a total of 708 shares of Common Stock during 2008 and 2009, acquired through a discretionary brokerage account over which Mr. Lacy had no control. Each of these reports was filed as soon as the omission was discovered.

By order of the Board of Directors.

Jerome D. Okarma
Vice President, Secretary
and General Counsel
December 4, 2009

Shareholder Information Summary

Executive Offices Johnson Controls, Inc. 5757 N. Green Bay Avenue P.O. Box 591 Milwaukee, WI 53201 (414) 524-1200 www.johnsoncontrols.com webmaster@jci.com New York Stock Exchange Symbol: JCI CUSIP: 478366 107	Shareholder
Communications

www.johnsoncontrols.com

Click on “Investors” for

•   Investor/Financial information
- Automatic dividend reinvestment plan and common stock purchase plan information
-The latest company financial news
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• Corporate Governance Information
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Johnson Controls Investor Line Call (800) 524-6220 to:

• Order financial literature

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Johnson Controls Ethics Hotline
(866) 444-1313
Outside U.S. & Canada
(678) 250-7578

Audit Committee Chairman
Robert.A.Cornog@jci.com

Governance Committee Chairman
Robert.L.Barnett@jci.com
Shareholder Services
Transfer Agent
Wells Fargo Bank, N.A.
Shareowner Services Department
P.O. Box 64856
St. Paul, MN 55075-0856
(877) 602-7397
www.wellsfargo.com/shareownerservices

www.shareowneronline.com
DTC #2665

Delivery Service Address
Wells Fargo Bank, N.A.
Shareowner Services Department
161 North Concord Exchange
South St. Paul, MN 55164

• Dividend Payments

• Shareholder Information Handbooks

• Address Changes

• Registration Changes

• Enrollment in Automatic Dividend
Reinvestment and Common
Stock Purchase Plan

Shareholder Services Contact
Angela Blair
(414) 524-2363
shareholder.services@jci.com

Investor Relations Contact
Glen L. Ponczak
(414) 524-2375
Glen.L.Ponczak@jci.com

THE COMPANY IS NOT INCLUDING THIS SHAREHOLDER INFORMATION SUMMARY AS PART OF, OR INCORPORATING IT BY REFERENCE INTO, THE PROXY STATEMENT.

Misc - 216 - 09

Proxy	COMPANY #

VOTE BY TELEPHONE, INTERNET OR MAIL
24 Hours a Day, 7 Days a Week

TELEPHONE		INTERNET		MAIL

	or		or
toll-free in U.S. and Canada:
800-560-1965		http://www.eproxy.com/jci/

Use any touch-tone telephone to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you call.		Use the Internet to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you access the website to create your electronic ballot.		Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.

ê Please Detach Here ê

2010 Annual Meeting – January 27, 2010

The Board of Directors recommends a vote FOR items 1 and 2.

		FOR ALL	WITHHOLD FROM ALL
1.	Election of Directors	☐	☐
	01 David P. Abney	02 Robert L. Barnett
	03 Eugenio Clariond Reyes-Retana	04 Jeffrey A. Joerres

EXCEPTIONS

To withhold authority to vote for any individual nominee(s), write the number code(s) of the nominee(s) in the exceptions box.

☐ Check this box if address change, and indicate correction below:

	FOR	AGAINST	ABSTAIN
2. Ratification of PricewaterhouseCoopers as independent auditors for 2010.	☐	☐	☐

For the reasons we state in the accompanying proxy statement, your Board of Directors recommends a vote AGAINST item 3.

	FOR	AGAINST	ABSTAIN
3. Consideration of a shareholder proposal to adopt a majority vote standard.	☐	☐	☐

If no direction is indicated on your returned card, this proxy will be voted FOR all nominees listed in item 1, FOR item 2, and AGAINST item 3, and in the discretion of the proxies, upon other such matters which may properly come before the meeting or any adjournments thereof.

[Important information contained on reverse side; please read.]

Dated:

Please sign in box above.

Please sign name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, give full title. For joint accounts, each owner must sign.

The signatory, having received the Notice of Meeting and Proxy Statement dated December 4, 2009, and Annual Report on Form 10-K, hereby appoints S.A. Roell and J. D. Okarma, and each of them, proxies with power of substitution to vote for the signatory at the annual shareholders’ meeting of Johnson Controls, Inc., to be held on January 27, 2010, and at any adjournments thereof, hereby revoking any proxy heretofore given by the signatory for such meeting.
This proxy when properly executed will be voted in the manner directed therein by the signatory. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your Proxy Form. This proxy allows you to vote all non-broker account shares of Johnson Controls you hold as of November 19, 2009. If you submit your proxy by telephone or Internet, there is no need for you to mail back your Proxy Form.

JOHNSON CONTROLS, INC.
PROXY
2010 Annual Meeting – January 27, 2010
If you are a participant in the Johnson Controls Savings and Investment (401k) Plan, the Trim Masters, Inc. Retirement Plan, the Johnson Controls ASG Production Employees Savings and Investment (401k) Plan, the Johnson Controls IFM CNA Retirement Savings Plan, the Bridgewater LLC Savings and Investment (401k) Plan, the Johnson Controls Federal Systems Retirement Savings (401k) Plan, the Avanzar Interior Technologies, LLC, Savings and Investment (401k) Plan, or the JCIM Savings and Investment (401k) Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.
The shares credited to your account in any above-referenced plan will be voted as directed. If no voting direction is indicated on your returned card, if the card is not signed, or if the card is not received by January 19, 2010, the plan shares credited to your account will be voted in the same proportion as directions received from participants.
If your shares of the Company’s Common Stock are registered in your name, and no voting direction is indicated on your returned card, the shares you hold will be voted FOR all nominees listed in item 1, FOR item 2, and AGAINST item 3, and in the discretion of the proxies, upon such other matters which may properly come before the meeting or any adjournments thereof.
If you own shares by other means than those stated above, you will receive separate proxy materials which you should complete and return as indicated in those materials. To understand the effect of not voting your shares, please refer to the Questions and Answers section of the Proxy Statement.

Proxy	COMPANY #

VOTE BY TELEPHONE, INTERNET OR MAIL
24 Hours a Day, 7 Days a Week

TELEPHONE		INTERNET		MAIL

	or		or
toll-free in U.S. and Canada:
800-560-1965		http://www.eproxy.com/jci/

Use any touch-tone telephone to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you call.		Use the Internet to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you access the website to create your electronic ballot.		Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.

ê Please Detach Here ê

2010 Annual Meeting – January 27, 2010

The Board of Directors recommends a vote FOR items 1 and 2.

		FOR ALL	WITHHOLD FROM ALL
1.	Election of Directors	☐	☐
	01 David P. Abney	02 Robert L. Barnett
	03 Eugenio Clariond Reyes-Retana	04 Jeffrey A. Joerres

EXCEPTIONS

To withhold authority to vote for any individual nominee(s), write the number code(s) of the nominee(s) in the exceptions box.

☐ Check this box if address change, and indicate correction below:

	FOR	AGAINST	ABSTAIN
2. Ratification of PricewaterhouseCoopers as independent auditors for 2010.	☐	☐	☐

For the reasons we state in the accompanying proxy statement, your Board of Directors recommends a vote AGAINST item 3.

	FOR	AGAINST	ABSTAIN
3. Consideration of a shareholder proposal to adopt a majority vote standard.	☐	☐	☐

If no direction is indicated on your returned card, this proxy will be voted FOR all nominees listed in item 1, FOR item 2, and AGAINST item 3, and in the discretion of the proxies, upon other such matters which may properly come before the meeting or any adjournments thereof.

[Important information contained on reverse side; please read.]

Dated:

Please sign in box above.

Please sign name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, give full title. For joint accounts, each owner must sign.

The signatory, having received the Notice of Meeting and Proxy Statement dated December 4, 2009, and Annual Report on Form 10-K, hereby appoints S.A. Roell and J. D. Okarma, and each of them, proxies with power of substitution to vote for the signatory at the annual shareholders’ meeting of Johnson Controls, Inc., to be held on January 27, 2010, and at any adjournments thereof, hereby revoking any proxy heretofore given by the signatory for such meeting.
This proxy when properly executed will be voted in the manner directed therein by the signatory. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your Proxy Form. This proxy allows you to vote all non-broker account shares of Johnson Controls you hold as of November 19, 2009. If you submit your proxy by telephone or Internet, there is no need for you to mail back your Proxy Form.

JOHNSON CONTROLS, INC.
PROXY
2010 Annual Meeting – January 27, 2010
If you are a participant in the Bristol Compressors Thrift and Retirement Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.
The shares credited to your account in the above-referenced plan will be voted as directed. If no voting direction is indicated on your returned card, if the card is not signed, or if the card is not received by January 19, 2010, the plan shares credited to your account will be voted in the same proportion as directions received from participants.
If no voting direction is indicated on your returned card, the shares of the Company’s Common Stock you hold will be voted FOR all nominees listed in item 1, FOR item 2, and AGAINST item 3, and in the discretion of the proxies, upon such other matters which may properly come before the meeting or any adjournments thereof.
If you own shares by other means than those stated above, you will receive separate proxy materials which you should complete and return as indicated in those materials. To understand the effect of not voting your shares, please refer to the Questions and Answers section of the Proxy Statement.